UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12
RSC HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6929 East Greenway Parkway
Scottsdale, Arizona 85254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 20, 2011

TO THE STOCKHOLDERS OF RSC HOLDINGS INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of RSC Holdings Inc., a Delaware corporation, will be held on Wednesday, April 20, 2011, at 8:00 A.M. local time, at the Westin Kierland Resort, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, for the following purposes:

1. To elect the three Directors named herein to hold office until the 2014 Annual Meeting of Stockholders;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm, for our year ending December 31, 2011;

3. To hold a non-binding advisory vote on the compensation of our named executive officers for 2010;

4. To hold a non-binding advisory vote on how often we will have future non-binding advisory votes on the compensation of our named executive officers; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on February 28, 2011, as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Kevin J. Groman
Kevin J. Groman
Senior Vice President, General Counsel
and Corporate Secretary

March 16, 2011

YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR VOTING BY INTERNET OR BY TELEPHONE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON; OR, IF YOU PREFER, KINDLY MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH IS POSTAGE PREPAID, IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Wednesday, April 20, 2011, at 8:00 A.M. local time, at the Westin Kierland Resort,
6902 East Greenway Parkway, Scottsdale, Arizona 85254.

The proxy statement and annual report to stockholders are available at www.RSCrental.com.

		Page
I.	Proxy Materials and Annual Meeting	1
	A. Questions and Answers About the Proxy Materials and the Annual Meeting	1
	1. General — Why am I receiving these materials?	1
	2. Date, Time, and Place — When and where is the Annual Meeting of Stockholders?	1
	3. Purpose — What is the purpose of the Annual Meeting?	1
	4. Attending the Annual Meeting — How can I attend the Annual Meeting?	1
	5. Voting — Who can vote and how do I vote?	2
	6. Quorum and Voting Procedures — What constitutes a quorum; What are the voting procedures?	2
	7. Revocation of Proxy — May I change my vote after I return my proxy?	3
	8. Voting Results — Where can I find the voting results of the Annual Meeting?	3
	9. Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?	3
	10. Electronic Distribution — How can I receive my proxy materials electronically?	4
	11. Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?	4
	12. Householding — What is householding?	4
	13. Solicitation — Who will pay the costs of soliciting these proxies?	5
	14. Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?	5
	15. Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?	5
	16. Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?	5
	17. Additional Information — Where can I find additional information regarding RSC Holdings?	5
II.	Corporate Governance and the Board of Directors	6
	A. Corporate Governance	6
	B. Proposal One — Election of Directors	13
	C. Information about our Continuing Directors	15
	D. Director Compensation	17
III.	Audit and Risk Committee and Independent Registered Public Accounting Firm	19
	A. Report of the Audit and Risk Committee of the Board of Directors	19
	B. Independent Registered Public Accounting Firm Fees	20
	C. Proposal Two — Ratification of Appointment of Independent Registered Public Accounting Firm	21
IV.	Compensation Committee and Compensation Discussion and Analysis	22
	A. Report of the Compensation Committee of the Board of Directors	22
	B. Compensation Discussion and Analysis	22
	C. Executive Compensation	31
	D. Stock Award Grants, Exercises and Plans	33
	E. Potential Payments Upon Termination or Change in Control	37
	F. Proposal Three — Non-binding Advisory Vote on the Compensation of Our Named Executive Officers for 2010	39
	G. Proposal Four — Non-binding Advisory Vote on How Often We Will Have Future Non-binding Advisory Votes on the Compensation of Our Named Executive Officers	39
V.	Stock	40
	A. Security Ownership of Certain Beneficial Owners, Directors, and Officers	40
	B. Section 16(a) Beneficial Ownership Reporting Compliance	42
VI.	Certain Relationships and Related Party Transactions	43
VII.	Other Matters	44

6929 East Greenway Parkway
Scottsdale, Arizona 85254

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
April 20, 2011

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING

Unless the context otherwise requires, in this Proxy Statement, (i) “RSC Holdings” means RSC Holdings Inc., (ii) “RSC” means RSC Equipment Rental, Inc., our primary operating company and an indirect wholly owned subsidiary of RSC Holdings, (iii) “we,” “us,” “our,” and the “Company” mean RSC Holdings and our consolidated subsidiaries, including RSC, and (iv) “our common stock” means the common stock of RSC Holdings.

A. QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q:	General — Why am I receiving these materials?
	A:	On or about March 16, 2011, we sent the Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and our 2010 Annual Report to you, and to all stockholders of record as of the close of business on February 28, 2011, because the Board of Directors of RSC Holdings is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders.
2.	Q:	Date, Time, and Place — When and where is the Annual Meeting of Stockholders?
	A:	The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, April 20, 2011, at 8:00 A.M. local time, at the Westin Kierland Resort, 6902 East Greenway Parkway, Scottsdale, Arizona 85254.
3.	Q:	Purpose — What is the purpose of the Annual Meeting?
	A:	At the Annual Meeting, stockholders will act upon the matters outlined in this Proxy Statement and in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement. Senior management of RSC Holdings will also present information about our performance during 2010 and will answer questions, if applicable, from stockholders.
4.	Q:	Attending the Annual Meeting — How can I attend the Annual Meeting?
	A:	You will be admitted to the Annual Meeting if you were a RSC Holdings stockholder or joint holder as of the close of business on February 28, 2011, or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to February 28, 2011, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If a stockholder is an entity and not a natural person, a maximum of two representatives per such stockholder will be admitted to the Annual

Meeting. Such representatives must comply with the procedures outlined herein and must also present evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the Annual Meeting, provided they comply with the above procedures. In order to be admitted to the Annual Meeting, all attendees must provide photo identification and comply with the other procedures outlined herein upon request.
5.	Q:	Voting — Who can vote and how do I vote?
	A:	The Board of Directors of RSC Holdings has established the record date for the Annual Meeting as February 28, 2011. Only holders of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have four options for submitting their votes:
• via the Internet;
• by phone, using the toll-free number provided on the Proxy Card;
• by mail, using the enclosed Proxy Card and postage-paid envelope, if mailed in the United States; or
• in person at the Annual Meeting, with a Proxy Card or other legal proxy.
If you have Internet access, we encourage you to record your vote on the Internet at www.proxyvote.com, as it is convenient for you and it saves us postage and processing costs. In addition, when you vote via the Internet or by phone prior to the date of our Annual Meeting, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see your Proxy Card or, if applicable, the e-mail you received for electronic delivery of this Proxy Statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain from the broker, bank, or other nominee a legal proxy issued in your name.
6.	Q:	Quorum and Voting Procedures — What constitutes a quorum; What are the voting procedures?
	A:	The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. On February 28, 2011, RSC Holdings had 103,674,453 shares of common stock outstanding. Thus, the presence of the holders of common stock representing at least 51,837,227 votes will be required to establish a quorum. Abstentions and “broker non- votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non- vote occurs when a nominee, such as a broker, holding shares in “street name” for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of Directors.
Directors are elected by the affirmative vote of a plurality of the shares of common stock entitled to vote at the Annual Meeting, present in person or by proxy. The three nominees receiving the highest number of affirmative votes will be elected. You may vote for or withhold your vote. Our By-Laws provide that the affirmative vote of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present in person or by proxy, is required for all other proposals. With respect to the ratification of our independent registered public accounting firm, you may vote for or against, or abstain from voting. With respect to the non-binding advisory vote on the compensation of our named executive officers for 2010, the affirmative vote of a majority of the shares of common stock entitled to vote at the Annual Meeting, present in person or by proxy, is required (on a non-binding advisory basis) to endorse the compensation of our named executive officers. With respect to the non-binding advisory vote on how often we will have future non-binding advisory votes on the compensation of our named executive officers, stockholders are not voting to approve or disapprove the recommendation of the

Board of Directors that the non-binding advisory vote on the compensation of the Company’s named executive officers be held every year. Stockholders have the choice of voting to hold a non- binding advisory vote on executive compensation every year, every other year, every third year, or abstaining. If you abstain from voting with respect to the ratification of the appointment of our independent registered public accounting firm, the non-binding advisory vote on the compensation of our named executive officers, or the non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers, your abstention will have the same effect as a vote against the applicable proposal because abstentions are treated as present and entitled to vote for purposes of determining the number of shares entitled to vote on the proposal in question, but do not contribute to the affirmative votes required to approved or ratify the proposal, as the case may be. Proxy cards that are executed and returned without any designated voting direction will be voted in the manner stated on the proxy card. For the purposes of the non-binding advisory vote on Proposal 4, the Board will take into consideration the stockholder vote on each of the alternatives set forth in the proxy card.
If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because New York Stock Exchange, or NYSE, rules currently view ratification of independent registered public accounting firms as a routine matter, your broker is permitted to vote on such proposal presented in this Proxy Statement if it does not receive instructions from you. Under current NYSE rules, the proposal relating to the non-binding advisory vote on the compensation of our named executive officers for 2010 and the proposal relating to the non-binding advisory vote on how often we will have future non-binding advisory votes on the compensation of our named executive officers are considered non-discretionary items. This means that your broker is not permitted to vote on these proposals if they have not received voting instructions from you. These broker non- votes will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.
7.	Q:	Revocation of Proxy — May I change my vote after I return my proxy?
	A:	Yes. You may revoke your proxy before it is voted at the Annual Meeting by delivering a signed revocation letter to the Corporate Secretary of RSC Holdings, or by submitting a new proxy, dated later than your first proxy, in one of the ways described in question 5 above. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you are attending in person and have previously mailed your Proxy Card, you may revoke your proxy and vote in person at the meeting. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote.
8.	Q:	Voting Results — Where can I find the voting results of the Annual Meeting?
	A:	We intend to announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K filing with the Securities and Exchange Commission (the “SEC”) within four business days after the end of the Annual Meeting, and also on the “About Us — Investors — Annual Meeting” portion of our website located at www.RSCrental.com. If final voting results are not available to us in time to file a Form 8-K within four business days after the end of the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
9.	Q:	Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?
	A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please vote each Proxy Card and voting instruction card that you receive.

10.	Q:	Electronic Distribution — How can I receive my proxy materials electronically?
	A:	If you received your Annual Meeting materials by United States mail, we encourage you to conserve natural resources, and significantly reduce printing and mailing costs by signing up to receive your RSC Holdings stockholder communications electronically. With electronic delivery, you will be notified via e-mail of the availability of the Annual Report and Proxy Statement on the Internet, and you can easily vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To enroll for electronic delivery, visit www.RSCrental.com and click on the link “About Us — Investors — Annual Meeting — Reduce Paper”.
11.	Q:	Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?
	A:	Most RSC Holdings stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:
Record Holders — If your shares are registered directly in your name with our Transfer Agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record or Record Holder. As the stockholder of record, you have the right to grant your voting proxy directly to RSC Holdings or to vote in person at the Annual Meeting of Stockholders. We have enclosed or sent a Proxy Card for you to use.
Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in “street name,” and these proxy materials are being forwarded to you automatically, along with a voting instruction card from your broker, bank, or nominee. As a Beneficial Owner, you have the right to direct your broker, bank, or nominee how to vote and are also invited to attend the Annual Meeting. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank, or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non- discretionary” items. Discretionary items are proposals considered routine under the rules of the NYSE on which your broker may vote shares held in street name in the absence of your voting instructions. On non- discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Proposals 1, 3 and 4 are non- discretionary items.
12.	Q:	Householding — What is householding?
	A:	The SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the proxy card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for RSC Holdings. Beneficial Owners can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.
Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a Beneficial Owner. Record Holders may also direct their written requests to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary, or by phone at (480) 905-3300.
13.	Q:	Solicitation — Who will pay the costs of soliciting these proxies?
	A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy Card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of common stock beneficially owned by others to forward to Beneficial Owners. We may reimburse persons representing Beneficial Owners of common stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone, or personal solicitation by our Directors, officers, or other employees. No additional compensation will be paid to our Directors, officers, or other regular employees for such services.
14.	Q:	Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?
	A:	Other than the proposals described in this Proxy Statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Erik Olsson, our President and Chief Executive Officer, and Kevin J. Groman, our Senior Vice President, General Counsel, and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
15.	Q:	Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?
	A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and Proxy Card for our 2012 Annual Meeting of Stockholders is November 17, 2011. Under our By-Laws, stockholders who wish to bring matters or propose Director nominees at our 2012 Annual Meeting of Stockholders must provide specified information to us between December 22, 2011, and January 21, 2012. Stockholders are also advised to review our By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and Director nominations. Our By-Laws may be found on the “About Us — Investors — Corporate Governance” portion of our website located at www.RSCrental.com. Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive office at 6929 East Greenway Parkway, Scottsdale, Arizona 85254.
16.	Q:	Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?
	A:	You may propose Director nominees for consideration by the Board of Directors. Any such recommendation should include the nominee’s name and qualifications for Board of Director membership and should be directed to our Corporate Secretary at the address of our principal executive office set forth herein. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to RSC Holdings and our stockholders. The section titled “Corporate Governance and the Board of Directors” herein provides additional information on the nomination process. In addition, please review our By-Laws in connection with nominating a Director for election at future Annual Meetings.
17.	Q:	Additional Information — Where can I find additional information regarding RSC Holdings?
	A:	Our Annual Report to stockholders contains our Annual Report on Form 10-K for 2010, which is filed with the SEC, and may be obtained via a link posted on the “About Us — Investors — SEC Filings” portion of our website located at www.RSCrental.com.

ARTICLE II. CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

A. CORPORATE GOVERNANCE

Board Governance

Our Board of Directors has adopted written corporate governance guidelines, which may be found on the “About Us — Investors — Corporate Governance” portion of our website, www.RSCrental.com, or upon request in writing to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary. Those guidelines set forth requirements relating to Director independence, mandatory retirement age, simultaneous service on other boards, and changes in Directors’ principal employment. They establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning, and the regular conduct of meetings of non-management Directors outside the presence of management Directors. They also provide for Directors to have direct access to our management and employees, as well as to our outside counsel and independent registered public accounting firm. In addition, as required under NYSE listing standards, our non-management Directors regularly meet in executive sessions at which only non-management Directors are present, with Mr. Nayden, the Chairman of our Board of Directors, presiding. In addition, Mr. Ozanne was appointed Lead Independent Director in January 2010, and as Lead Independent Director, Mr. Ozanne coordinates and conducts meetings with our other independent directors, as necessary.

Code of Business Conduct and Ethics

Our Board of Directors has adopted written standards of business conduct applicable to our Board of Directors, chief executive and financial officers, our controller, and all our other officers and employees. Copies of our Code of Business Conduct and Ethics are available without charge on the “About Us — Investors — Corporate Governance” portion of our website, www.RSCrental.com, or upon request in writing to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

Board Independence

On November 29, 2006, Atlas Copco AB (“ACAB”), Atlas Copco Finance S.à.r.l. (“ACF”), investment funds associated with Ripplewood Holdings L.L.C. (“Ripplewood”) and Oak Hill Capital Management, LLC (“Oak Hill” and together with Ripplewood, the “Sponsors”) and RSC Holdings, entered into a Recapitalization Agreement pursuant to which the Sponsors acquired approximately 85% of RSC Holdings’ common stock. The parties to the Recapitalization Agreement were also parties to a Stockholders Agreement, which, as amended, gives Oak Hill the right to designate four nominees for election to the Board of Directors. Each stockholder that is a party to the Stockholders Agreement is required to take all necessary action to cause the nominees of Oak Hill to be elected, which actions include recommending the nominees to our Board of Directors for inclusion in the slate of nominees recommended by the Board of Directors to our stockholders for election. Please see “Certain Relationships and Related Party Transactions” for more information on the Stockholders Agreement.

Prior to October 1, 2010, Oak Hill, Ripplewood and ACF collectively owned over 50% of the outstanding shares of our common stock. As a result, we were a “controlled company” for the purposes of the NYSE listing requirements, and therefore, we were eligible for, and elected to take advantage of, exemptions from certain NYSE listing requirements that would otherwise require our Board of Directors to have a majority of independent directors and our compensation and nominating and corporate governance committees to be comprised entirely of independent directors. In 2010, Ripplewood and ACF completed a number of open markets sales of our common stock, and as a result of such sales, we no longer qualified as a “controlled company” as of October 1, 2010, as Oak Hill, Ripplewood and ACF held less than 50% of our outstanding shares. In January 2011, Ripplewood completed additional open market sales of our common stock and as a result, Ripplewood is no longer a party to the Stockholders Agreement as Ripplewood fell below their minimum share threshold. As of February 25, 2011, Oak Hill and ACF collectively owned approximately 39% of the outstanding shares of our common stock.

The NYSE listing requirements provide for the following transition periods once a company no longer qualifies as a “controlled company”: (i) to have a Board of Directors with a majority of independent directors by October 1, 2011, (ii) to have a majority of independent directors on its Compensation Committee and Nominating and Corporate Governance Committee by December 31, 2010, and (iii) to have such committees composed solely of independent directors by October 1, 2011. As of December 31, 2010, each of our Compensation Committee and Nominating and Corporate Governance Committee were comprised of a majority of independent directors. Our current Board of Directors has eight members, seven of whom are non-employees. In addition, our Board of Directors has determined three of our eight Directors, Messrs. Leroy, Ozanne, and Roof, to be independent under the applicable rules and regulations governing “independence.” There are currently no vacancies.

Under our Corporate Governance Guidelines, our Board of Directors periodically reviews the relationships between the non-employee Directors and RSC Holdings as part of the assessment of Director independence. No Director will be deemed independent unless our Board of Directors affirmatively determines that the Director has no material relationship with us, directly or as an officer, stockholder or partner of an organization that has a relationship with us. Our Board of Directors has determined that all three members of our Audit and Risk Committee, Messrs. Ozanne, Leroy, and Roof, two members of our Compensation Committee, Messrs. Leroy and Roof, constituting a majority, and two members of our Nominating and Corporate Governance Committee, Messrs. Roof and Ozanne, constituting a majority, are “independent” as defined in the federal securities laws and NYSE rules, as applicable.

Board Meetings

During 2010, our Board of Directors held eleven meetings. All Directors attended at least 75% of the aggregate number of board and committee meetings during the period in which they were members. In addition, all Directors attended the Company’s 2010 Annual Meeting of Stockholders.

Directors are invited and it is anticipated that they will attend the Annual Meeting, in any manner permitted by Delaware General Corporate Law.

Board Committees

Our Board of Directors has four standing committees: Audit and Risk, Compensation, Executive, and Nominating and Corporate Governance. Their composition and roles are discussed below. Our Board of Directors has adopted a written charter for each committee and each charter may be found on the “About Us — Investors — Corporate Governance” portion of our website located at www.RSCrental.com. Copies of each charter are available free of charge upon written request by any stockholder to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

Nominating and
Corporate
	Audit and Risk	Compensation	Executive	Governance

Denis J. Nayden			✓*
J. Taylor Crandall
Edward Dardani		✓	✓	✓
Pierre E. Leroy	✓	✓*
John R. Monsky
Erik Olsson			✓
James H. Ozanne	✓*		✓	✓
Donald C. Roof	✓	✓		✓*

*	Chairman

The Audit and Risk Committee

During 2010, the Audit and Risk Committee consisted of Messrs. Ozanne (Chair), Leroy, and Roof, and held seven meetings. Our Board of Directors has designated all three of our independent members of our Audit and Risk Committee “audit committee financial experts” and all members have been determined to be “financially literate” under NYSE rules.

Pursuant to its charter, our Audit and Risk Committee assists our Board of Directors in fulfilling its oversight responsibilities by overseeing and monitoring:

•	our accounting, financial, and external reporting policies and practices;

•	the integrity of our financial statements;

•	the independence, qualifications, and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	the management of information services and operational policies and practices that affect our internal control;

•	our compliance with legal and regulatory requirements;

•	the preparation of our Audit and Risk Committee’s report included in our proxy statements;

•	our policies, plans, and programs relating to risk management;

•	the effectiveness of our risk management programs;

•	our risk exposure and our steps taken to monitor and control such exposure; and

•	potential future risks and the review of our proactive plans for addressing these risks as appropriate.

In discharging its duties, our Audit and Risk Committee has the authority to retain independent legal, accounting, and other advisors.

The Compensation Committee

During 2010, the Compensation Committee consisted of Messrs. Leroy (Chair), Dardani, and Roof, and held six meetings. The Compensation Committee reviews all compensation plans that might have a material impact on the financial results of the Company, and pursuant to its charter:

•	oversees the Company’s compensation and benefit policies generally;

•	evaluates the performance of the Chief Executive Officer as it relates to all elements of compensation, as well as the performance of the senior management group;

•	approves and recommends to our Board of Directors all compensation plans for members of the senior management group;

•	oversees the total compensation for the senior management group, including the approval of the short-term compensation of senior management (subject, in the case of the Chief Executive Officer, to the ratification of our Board of Directors) and recommends long-term compensation elements of the senior management group to the Board of Directors for approval;

•	approves and authorizes grants to the senior management group under the Company’s incentive plans;

•	prepares reports on executive compensation required for inclusion in the proxy statements; and

•	reviews management succession plans in connection with our compensation program.

The Compensation Committee may delegate its responsibilities to subcommittees as it deems appropriate. In discharging its duties, our Compensation Committee has the authority to retain independent legal, accounting, and other advisors. The Compensation Committee retained an independent compensation consultant to assist with the Company’s risk assessment of its compensation program, and the Compensation Committee relied in part on such consultant’s recommendation in fulfilling the Compensation Committee’s responsibilities pertaining to risk minimization.

The Executive Committee

During 2010, our Executive Committee consisted of Messrs. Nayden (Chair), Dardani, Olsson, and Ozanne. The Executive Committee held no meetings in 2010. Pursuant to its charter, our Executive Committee may exercise certain powers and prerogatives of the Board of Directors and take any action that could be taken by the Board of Directors, subject to certain limitations as more particularly described in its charter. In discharging its duties, our Executive Committee has the authority to retain independent legal, accounting, and other advisors.

The Nominating and Corporate Governance Committee

During 2010, the Nominating and Corporate Governance Committee consisted of Messrs. Roof (Chair), Dardani, and Ozanne, and held two meetings. Pursuant to its charter, the Nominating and Corporate Governance Committee:

•	develops and recommends to the Board of Directors specific criteria for the selection of directors;

•	reviews and makes recommendations regarding the composition of the Board of Directors;

•	identifies individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board of Directors) and reviews the qualifications of any person submitted to be considered as a member of the Board of Directors;

•	effective in 2011, periodically reviews the form and amount of compensation of the Company’s Directors and make recommendations to the Board of Directors with respect thereto;

•	reviews and makes recommendations to the Board of Directors with respect to membership on committees of the Board of Directors, including chairpersons;

•	recommends procedures for the smooth functioning of the Board of Directors, including the calendar, agenda, and information requirements for meetings of the Board of Directors, meetings of committees of the Board of Directors, executive sessions of non-management directors, and executive sessions of independent directors only;

•	develops and reassesses succession plans for the Chief Executive Officer and our other executive officers and develops plans for interim succession for the Chief Executive Officer in the event of an unexpected occurrence;

•	oversees the annual self-evaluation process of the Board of Directors and its committees;

•	develops, reviews, and assesses the adequacy of our corporate governance;

•	oversees the orientation program for new directors and continuing education programs for directors;

•	reviews and assesses the adequacy of its charter in light of NYSE rules and federal securities laws and recommends to the Board of Directors any changes it deems appropriate; and

•	reviews our corporate objectives and policies relating to social responsibility.

In discharging its duties, our Nominating and Corporate Governance Committee has the authority to retain independent legal, accounting, and other advisors.

Nomination Process — Qualifications, Criteria, and Diversity

The Nominating and Corporate Governance Committee believes that candidates for Director should have certain minimum qualifications and have the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for Director are reviewed in the context of the current composition of our operating requirements and the long-term interests of stockholders.

In conducting this assessment, the Nominating and Corporate Governance Committee considers business acumen, commitment, diligence, diversity, age, experience, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and RSC Holdings, to maintain a balance of knowledge, experience, and capability. Our Corporate Governance Guidelines specify that the value of diversity on the Board of Directors should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation, and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, nor are particular criteria necessary for all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities to the stockholders. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these Directors’ overall service to RSC Holdings during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the Directors’ independence. In the case of new Director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards and applicable SEC rules and regulations. The Nominating and Corporate Governance Committee may also use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors.

The Nominating and Corporate Governance Committee will consider Director candidates recommended by stockholders and, to date, other than pursuant to the Stockholders Agreement discussed herein, we have not received a timely Director nominee from a stockholder or stockholders holding more than 5% of our common stock. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth herein, based on whether or not the candidate was recommended by a stockholder, except as necessary to fulfill obligations under the Stockholders Agreement described herein. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to be nominees for election to the Board of Directors may do so by delivering a written recommendation to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary. All such requests must be received in accordance with the advanced notice procedures described in our By-Laws available on the “About Us — Investors — Corporate Governance” portion of our website located at www.RSCrental.com. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected.

Board Leadership Structure

We maintain separate roles between the Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of the Company. The Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board of Directors meetings, and presides over meetings of the full Board of Directors. In addition, our Board of Directors has appointed Mr. Ozanne as Lead Independent Director. He is also the Chairman of the Audit and Risk Committee. As Lead Independent Director, Mr. Ozanne has the following duties: (i) coordinating the consideration of, and representing the Board of Directors with respect to, any particular issues identified by the Board of Directors;

(ii) coordinating activities of the other independent directors, as necessary; and (iii) performing such other duties as may be established or delegated by the Board of Directors. In addition, the leadership role of the Lead Independent Director facilitates closer and more effective oversight by the Board of Directors with respect to our business, our management team and the implementation of our business strategy. We believe this structure allows the Board of Directors to best address governance issues because the presence of a separate Chairman provides a more effective channel for the Board of Directors to express its views to management and provide feedback to the Chief Executive Officer on Company performance. The separate Lead Independent Director provides an additional channel for our independent directors to address issues related to the Board of Directors itself and is able to assist the Chairman in leading the Board of Directors in its consideration of matters that come within the scope of his duties as described above.

Board’s Role in Risk Oversight

The Board of Directors regularly reviews information and reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit and Risk Committee oversees management of operational, financial, legal, and regulatory risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Risk Considerations in our Compensation Program

Our Compensation Committee, with the assistance and recommendation of its independent compensation consultant, has discussed the concept of risk as it relates to our compensation program and the Compensation Committee does not believe the Company’s compensation program encourages excessive or inappropriate risk taking. The Company’s Senior Vice President of Human Resources and the General Counsel, with the oversight of the Compensation Committee, performed an assessment of the Company’s compensation programs and policies. The assessment focused on programs with variability of payout and the ability of participants to directly affect payout and the controls over participant action and payout. Specifically, a review was conducted of the Company’s variable cash compensation and equity compensation programs, which identified the key terms of these programs, potential concerns regarding risk taking behavior and specific risk mitigation features. This assessment was presented to and discussed with the Compensation Committee and the independent compensation consultant engaged by the Compensation Committee. Based on consultation with and input provided by the independent compensation consultant, the Compensation Committee determined that the Company’s compensation programs do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they do encourage is not reasonably likely to materially harm the Company’s business or financial condition.

The Company’s compensation program consists of base salary, short-term incentive compensation, long-term incentive compensation, and benefits, all of which are balanced to help focus the management team to pursue the long-term interests of the Company and stockholders without unnecessary risk, as follows:

•	The base salary or fixed portion of compensation is designed to provide a base level of income consistent with the current marketplace and does not generate inherent risk.

•	The variable (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance.

•	For long-term performance, stock option awards generally vest over four or five years and are only valuable if the stock price of RSC Holdings increases over time. These long-term elements of compensation are a sufficient percentage of overall compensation to motivate management to produce superior short and long-term corporate results and increase stockholder value.

•	Because EBITDA and OROCE are the performance measures for determining incentive payments in 2010 and 2011, management is encouraged to take a balanced approach that focuses on corporate profitability, rather than solely sales revenue measures. If the Company is not profitable at a reasonable level, there are no payouts under the short-term incentive program. EBITDA is defined as consolidated net income before net interest expense, income taxes, and depreciation and amortization. OROCE is defined as operating return on capital employed and is calculated by dividing operating income (excluding transaction costs, management fees, and amortization of intangibles) for the preceding twelve months by the average operating capital employed for the same period. For purposes of this calculation, average operating capital employed is considered to be all assets other than cash, deferred tax assets, hedging derivatives, goodwill, and intangibles, less all liabilities other than debt, hedging derivatives, and deferred tax liabilities.

•	EBITDA and OROCE targets are performance measures used for executives and employees alike in order to encourage consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the Company.

•	There are maximum payout levels, capped at 200% of base salary for the Chief Executive Officer and 150% for the other executive officers, which are designed to further eliminate excessive risk taking, and the Compensation Committee has the discretion to reduce or eliminate all incentive plan payouts.

Stockholders Agreement

We are a party to a Stockholders Agreement with Oak Hill and ACF, who collectively, as of February 25, 2011, hold approximately 39% of our outstanding common stock. Each stockholder that is a party to the Stockholders Agreement is required to take all necessary action to cause the nominees of Oak Hill to be elected, which actions include recommending the nominees to our Board of Directors for inclusion in the slate of nominees recommended by the Board of Directors to our stockholders for election. Please see “Certain Relationships and Related Party Transactions” for more information on the Stockholders Agreement.

Stockholder Communication

Stockholders and other parties interested in communicating with our Board of Directors, including a particular Director or the non-management Directors as a group, may do so by writing to the Board of Directors, RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary. Our Corporate Governance Guidelines set forth the process for handling letters received by RSC Holdings and addressed to the Board of Directors. Under that process, the Corporate Secretary of RSC Holdings is responsible for reviewing, summarizing, or sending a copy to the Board of Directors, the Chairman of the Board of Directors, or Committee Chairman, whichever is applicable, any correspondence that deals with the functions of the Board of Directors or committees, ethical issues, or general matters that would be of interest to the Board of Directors. Any stockholder correspondence that deals with accounting, internal controls, or auditing matters will be sent immediately to the Chairman of the Board of Directors and to the Chair of the Audit and Risk Committee. Directors may at any time review a log of all relevant correspondence received by RSC Holdings that is addressed to non-employee members of the Board of Directors and obtain copies of any such correspondence. With respect to other correspondence received by RSC Holdings that is addressed to one or more Directors, the Board of Directors has requested that the following items not be distributed to Directors, because they generally fall into the purview of management, rather than the Board of Directors: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

B. PROPOSAL ONE

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation, By-Laws, and Stockholders Agreement provide that our Board of Directors be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of Directors, with each class having a three-year term. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining Directors, as further directed in the Stockholders Agreement. For a description of the Stockholders Agreement, see “Certain Relationships and Related Party Transactions.” A Director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of Directors in which the vacancy occurred and until that Director’s successor is elected and qualified.

There are three Directors in the class whose terms of office expire in 2011. Mr. Pierre E. Leroy, Mr. John R. Monsky, and Mr. Donald C. Roof are nominees for re-election. Messrs. Monsky and Roof were previously elected by the stockholders. Mr. Monsky was nominated by Oak Hill pursuant to the Stockholders Agreement. If elected at the Annual Meeting of Stockholders, each of the nominees would serve until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualified, or until the earlier of their death, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders. Unless a Proxy Card contains instructions to vote differently, signed, returned proxies will be voted FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a Director, such proxies may be voted for the election of a substitute nominee designated by our Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Board Composition

As the premier provider of rental equipment in North America, servicing the industrial and non-residential construction markets, our business involves a complex operational structure that includes superior equipment availability, reliability and 24x7 service to customers. The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board of Directors the appropriate skills, experience, and background sought of Board of Director members in the context of our business and the then-current membership of the Board of Directors. This assessment of Board of Directors skills, experience, and background includes numerous diverse factors, such as independence, understanding of and experience in finance/accounting, functional background, general management, business development and strategic planning, industry/customer knowledge, board experience, age, gender, and ethnic diversity. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board of Directors with regard to these factors change from time to time to take into account changes in the Company’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board of Director members. The Nominating and Corporate Governance Committee and Board of Directors review and assess the continued relevance of and emphasis on these factors as part of the Board of Directors’ annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board of Directors’ goal of creating and sustaining a Board of Directors that can appropriately support and oversee the Company’s activities. The Board of Directors has determined that such factors are effective in facilitating diversity of thought and opinion on the Board of Directors.

We do not expect or intend that each Director will have the same background, skills, and experience. We expect that Board of Director members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board of Directors as a whole in its oversight and advice concerning our business and operations. Listed below are key skills and experience that we consider important for our Directors to have in light of our current business and structure. The Directors’ biographies note each Director’s relevant experience, qualifications, and skills relative to this list.

•	Finance/Accounting/Control. Knowledge of capital markets, capital structure, financial control, audit, reporting, financial planning, and forecasting are important because it assists our directors in understanding, advising, and overseeing our Company’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•	Functional Background. Directors who have experience in human resources, compensation and benefits, sales and marketing, and organizational design and governance are important to us, as they enable the Directors to guide management on operational issues at an executive level.

•	General Management. Directors who have served in senior leadership positions are important to us as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These Directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board of Directors, are enhanced by their leadership experience developed at businesses or organizations that operate on a global scale, faced significant competition, or involved other evolving business models.

•	Business Development/Strategic Planning. Directors who have a background in strategic planning, mergers and acquisitions, and teamwork and process improvement can provide insight into developing and implementing strategies for growing our business.

•	Industry/Customer Knowledge. Because we are a provider of rental equipment, servicing the industrial and non-residential construction markets, Directors who have education or experience in the equipment rental industry or specific to our customers is important because it assists our Directors in understanding and advising our Company.

•	Board Experience/Governance. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the Chief Executive Officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, and compliance-related matters.

•	Other Functions. Directors who have experience in government and regulatory affairs, information technology, merchandising/distribution, human resources, and real estate are important to us as they can provide expertise and guidance as our Company addresses evolving business needs.

Set forth below is biographical information for each nominee for Director for election for a three-year term expiring at the 2014 Annual Meeting of Stockholders:

Pierre E. Leroy, age 62, has served as a Director of RSC Holdings and RSC since 2008. Mr. Leroy retired in 2005 from Deere & Company, as President of both the Worldwide Construction & Forestry Division and the Global Parts Division. Deere & Company is a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation, and also provides financial services worldwide and manufactures and markets engines used in heavy equipment. During his professional career with Deere, he served in a number of positions in Finance, including Treasurer, Vice-President and Treasurer, and Senior Vice-President and Chief Financial Officer. Mr. Leroy has been a director of Capital One Financial Corporation since September 1, 2005, and is also a director of Capital One, National Association. He joined Capital One’s Audit and Risk, Compensation, and Governance and Nominating committees in September 2005, July 2006, and April 2006, respectively. Mr. Leroy has been a director of Fortune Brands, Inc. since September 2003, where he serves on the Audit and Compensation and Stock Option committees. Mr. Leroy also served on the board of ACCO Brands from August 2005 to April 2009, and Nuveen Investments, Inc. from March 2006 to April 2007. Mr. Leroy’s qualifications to sit on our Board of Directors include his experience in finance/accounting/control, general management, industry/customer knowledge, and board experience/governance as demonstrated by his years of experience in capital markets and asset-liability management as well as leading and managing large complex international marketing, engineering, and manufacturing organizations and serving on other public company boards.

John R. Monsky, age 52, has served as a Director of RSC Holdings and RSC since February 2007. Mr. Monsky is a Partner and General Counsel of Oak Hill Capital Management, LLC. He also provides legal advice to Oak Hill Advisors, LP, on a consulting basis. He has served with such firms, and their related entities, since 1993. Previously, Mr. Monsky served as a mergers and acquisitions attorney at Paul, Weiss, Rifkind, Wharton & Garrison LLP, an assistant counsel to a Senate committee on the Iran-Contra affair and a law clerk to the Hon. Thomas P. Griesa of the

Southern District of New York. Mr. Monsky serves as a director of Genpact Investment Co. (Bermuda), Ltd. Mr. Monsky’s qualifications to sit on our Board of Directors include his experience in the areas of business development/strategic planning, board experience/governance, and other functions, including human resources and government and regulatory affairs. These qualifications are demonstrated by his experience as Partner and General Counsel of Oak Hill, handling the structuring and legal aspects of acquisitions and divestitures, his background as a mergers and acquisitions attorney with Paul, Weiss, Rifkind, Wharton & Garrison, LLP, and his experience in litigation as a result of his clerkship in the Southern District of New York and his work as an assistant counsel to a Senate committee.

Donald C. Roof, age 59, has served as a Director of RSC Holdings and RSC since August 2007. Mr. Roof most recently served as Executive Vice President and Chief Financial Officer of Joy Global Inc., a worldwide manufacturer of mining equipment, from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of American Tire Distributors/Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999. Mr. Roof has previously served on the board of directors and audit committee of two additional NYSE companies, Accuride Corporation from March 2005 through January 2010, and Fansteel, Inc. from September 2000 through March 2003. Mr. Roof had significant experience during his career in capital raising, mergers and acquisitions, and operating in highly-leveraged situations. Mr. Roof’s qualifications to sit on our Board of Directors include his experience in finance/accounting/control, general management, business development/strategic planning, board experience/governance, and other functions, including merchandising and distribution as evidenced by his 35 years of experience serving in executive positions ranging from President/CEO to Executive Vice President/CFO with an international manufacturer of mining equipment and a distributor and retailer of tires and related products, as well as his years of experience serving on the board of directors and audit committees of several public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES

C. INFORMATION ABOUT OUR CONTINUING DIRECTORS

The five Directors whose terms will continue after the Annual Meeting and will expire at the 2012 Annual Meeting or the 2013 Annual Meeting are listed below.

Set forth below is biographical information for each Director whose three-year term will expire at the 2012 Annual Meeting of Stockholders:

J. Taylor Crandall, age 57, has served as a Director of RSC Holdings and RSC since January 2010. Mr. Crandall is a founding Managing Partner of Oak Hill where he has been affiliated with the firm and its predecessors since 1986. Mr. Crandall has also served as Chief Operating Officer of Keystone, Inc. (the primary investment vehicle for Robert M. Bass) playing key roles in nearly all of the major transactions in which Keystone has invested. Mr. Crandall currently serves on the board of directors of Local TV LLC, SVTC Technologies, and Via West, Inc. In addition, Mr. Crandall served on numerous public and private company boards in the past, including serving as a director of American Skiing Company, Bell & Howell, Cincinnati Bell, Genpact Limited, Interstate Hotels and Resorts, Meristar Hospitality Corporation, Quaker State, and Washington Mutual. Prior to joining Oak Hill, Mr. Crandall was a Vice President with the First National Bank of Boston. Mr. Crandall is the Secretary-Treasurer of the Anne T. and Robert M. Bass Foundation. Philanthropically, Mr. Crandall is a Trustee of the Lucile Packard Foundation for Children’s Health, and currently serves on the boards of Trustees of the Cystic Fibrosis Foundation, The Park City foundation, and the U.S. Ski and Snowboard Team Foundation. Mr. Crandall’s qualifications to sit on our Board of Directors include his extensive experience in finance/accounting/control, general management, and board experience/governance, including his experience originating, structuring, managing, and overseeing investments as Managing Partner for Oak Hill, his experience as Chief Operating Officer of Keystone and as Vice President of First National Bank of Boston, as well as his years of experience serving on the board of directors of several public and private companies.

Erik Olsson, age 48, has served as President and Chief Executive Officer of RSC Holdings and RSC since August 2006, and has served as a Director of RSC Holdings and RSC since November 2006. Mr. Olsson joined us in 2001 as Chief Financial Officer, in 2005 became our Chief Operating Officer, and has led the Company in creating and implementing the strategy and processes that transformed us and bought us to our industry leading position. During the 13 years prior to 2001, Mr. Olsson held a number of senior financial management positions in various global businesses at Atlas Copco Group in Sweden, Brazil, and the United States, including his last assignment as Chief Financial Officer for Milwaukee Electric Tool Corporation in Milwaukee, WI, from 1998 to 2000. Mr. Olsson’s qualifications to sit on our Board of Directors include his experience in finance/accounting/control, general management, business development/strategic planning, and industry/customer knowledge as demonstrated by his financial and operating expertise, his 20 years of experience in the equipment manufacturing, sales, and rental industry, including experience serving in various senior financial management positions, as well as his ability to provide the company with a global business perspective.

James H. Ozanne, age 67, has served as a Director of RSC Holdings and RSC since May 2007, and is the Lead Independent Director of our Board of Directors. Mr. Ozanne has served in executive positions in the Financial Services industry since 1972. During this time he has held the positions of Chief Financial Officer, President, Chief Executive Officer and Chairman of several leasing, rental, and consumer finance businesses ranging from full service railcar leasing to general equipment finance and grocery pallet rental. He also served as Executive Vice President of GE Capital responsible for the Consumer Finance and Operating Lease/Asset Management business units. Mr. Ozanne was most recently a Director of Financial Security Assurance Holdings Ltd. and Distributed Energy Systems Corp. He was Vice Chairman and Director of Fairbanks Capital Corp. from 2001 through 2005. He was also Chairman of Source One Mortgage Corporation from 1997 to 1999. Previously, he was President and Chief Executive Officer of Nation Financial Holdings and its predecessor, US WEST Capital. We believe Mr. Ozanne’s qualifications to sit on our Board of Directors include his experience in finance/accounting/control, general management, industry/customer knowledge, and board experience/governance as evidenced by his extensive knowledge of business and accounting issues, his experience as an officer and director of various mortgage, finance, asset management, and venture capital organizations, his experience with leasing and rental businesses, and his years of experience serving as the chief executive officer of several public companies.

Set forth below is biographical information for each Director whose three-year term will expire at the 2013 Annual Meeting of Stockholders:

Edward Dardani, age 49, has served as a Director of RSC Holdings and RSC since November 2006. He is a Partner of Oak Hill, and has been with the firm since 2002. Mr. Dardani is responsible for investments in the business and financial services industry group. Prior to joining Oak Hill in 2002, he worked in private equity at DB Capital Partners from 1997 to 2002, as a management consultant at McKinsey & Company, and in the high-yield and emerging-growth companies groups at Merrill Lynch. Mr. Dardani serves as a director of Southern Air Holdings, Inc., Jacobson Companies, Inc., and ExlService Holdings, Inc. Previously, Mr. Dardani also served on the board of American Skiing Company and Cargo 360, Inc. We believe Mr. Dardani’s qualifications to sit on our Board of Directors include extensive finance/accounting/control experience, including his extensive investment experience, his MBA and Series 7 Certification, his strong financial background in financial analysis and accounting, his understanding of complex financial statements and ability to assess the application of GAAP with respect to the accounting for estimates, accruals, and reserves, as well as his understanding of internal controls and procedures for financial reporting. Mr. Dardani’s qualifications also include general management experience as a Partner of Oak Hill, and prior investment and general management experience at DB Capital Partners, McKinsey & Company and Merrill Lynch.

Denis J. Nayden, age 56, has served as a Director and Chairman of the Board of Directors of RSC Holdings and RSC since November 2006. He has been a Managing Partner of Oak Hill since 2003. Mr. Nayden leads the Oak Hill industry groups focused on investments in basic industries and business and financial services. Prior to joining Oak Hill in 2003, Mr. Nayden was Chairman and Chief Executive Officer of GE Capital from 2000 to 2002, and had a 26-year tenure at General Electric Co. GE Capital is a global financial services company, including many of the largest equipment leasing, financing, and rental companies. During his GE Capital career, he also served as President and President and GM of several business units and Chief Credit Officer. Mr. Nayden currently serves as a director of Accretive Healthcare, Avolon Aerospace Limited, Firth Rixson Ltd., Genpact Global Holdings, Jacobson Companies, Inc., and Primus International, Inc. Previously, Mr. Nayden also served on the board of Alpha Financial Technologies and Duane Reade, Inc. We believe Mr. Nayden’s qualifications to sit on our Board of Directors include his extensive finance/accounting/control experience, including his MBA in Finance, financial, and operating expertise. Mr. Nayden’s qualifications also include general management and business development/strategic planning experience as demonstrated by his years of experience providing strategic advisory services to complex organizations, his experience as Chairman and CEO of GE Capital, as well as his 26-year tenure in various senior management positions with General Electric Company. Mr. Nayden’s board experience/governance knowledge as evidenced by his current and prior board memberships add to his qualifications to serve as a Director of RSC.

D. DIRECTOR COMPENSATION

For 2010, our Directors who were not also employees or appointees of Oak Hill each were eligible to receive a $175,000 annual retainer fee, of which $60,000 is payable in cash and $115,000 is payable in the form of restricted stock units and is subject to the terms and conditions of the RSC Holdings Inc. Amended and Restated Stock Incentive Plan and the applicable Director Restricted Stock Unit Agreement. Restricted stock units vest fully at the end of each fiscal year served, yet may not be converted until six months following the cessation of service as a Director. The number of restricted stock units granted to an independent Director each year is the quotient obtained by dividing (i) $115,000 by (ii) the closing market price of a share of our common stock on the date of grant as reported on the NYSE. For the avoidance of doubt, only whole shares up to $115,000, or the applicable prorated amount, are granted with any nominal cash remaining with the Company. In addition, the Lead Independent Director was paid an additional annual cash fee of $141,713 and received an additional annual award of restricted stock units, which is subject to the terms and conditions of the RSC Holdings Inc. Amended and Restated Stock Incentive Plan and the applicable Director Restricted Stock Unit Agreement, equal to the sum of $200,000. For the avoidance of doubt, only whole shares up to $200,000, or the applicable prorated amount, were granted with any nominal cash remaining with the Company.

Members of the Audit and Risk Committee were paid an additional annual cash fee of $15,000, and the chairman of the Audit and Risk Committee was paid an additional annual cash fee of $25,000, inclusive of the Audit and Risk Committee member fee. Independent members of the Compensation Committee were paid an additional annual cash fee of $5,000 and the independent chairman of the Compensation Committee was paid an additional annual cash fee of $7,500 in 2010, which was increased to $15,000 for 2011, inclusive of the Compensation Committee member fee. Independent members of the Nominating and Corporate Governance Committee were paid an additional annual cash fee of $5,000 and the independent chairman of the Nominating and Corporate Governance Committee was paid an additional annual cash fee of $7,500, inclusive of the Nominating and Corporate Governance Committee member fee. We also reimburse our Directors for reasonable and necessary expenses incurred in the performance of their duties.

During 2010, our Directors received the following remuneration:

2010 Director Compensation Table

Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)

Denis J. Nayden	—	—	—
J. Taylor Crandall	—	—	—
Edward Dardani	—	—	—
Pierre E. Leroy	$82,500	$115,000	$197,500
John R. Monsky	—	—	—
Erik Olsson(3)	—	—	—
James H. Ozanne	$227,603	$314,998	$542,601
Donald C. Roof	$82,976	$115,000	$197,976

(1)	Represents the annual cash retainer payable to all non-employee independent Directors in the amount of $60,000, pro-rated for the period of time such Director served on the Board of Directors in 2010. Mr. Ozanne was paid an additional $141,713, pro-rated for the period of time he served, as Lead Independent Director in

2010. In addition, Messrs. Leroy, Roof, and Ozanne were paid an additional $15,000 for their services on the Audit and Risk Committee. Mr. Ozanne was paid an additional $10,000 for his service as chairman of the Audit and Risk Committee and an additional $890, pro-rated for the period of time he served, as a member of the Nominating and Corporate Governance Committee. Mr. Leroy was paid an additional $7,500 for his service as chairman of the Compensation Committee. Mr. Roof was paid an additional $7,086, pro-rated for the period of time he served, as chairman of the Nominating and Corporate Governance Committee and an additional $890, pro-rated for the period of time he served, as a member of the Compensation Committee in 2010.

(2)	Represents the fair value of restricted stock units based on $115,000, issued to all non-employee independent Directors, pro-rated for the period of time such Director served on the Board of Directors in 2010. The grant date fair value for each share of restricted stock unit was the closing price of our common stock on January 4, 2010, as reported on the NYSE which was $7.29. Mr. Ozanne also received a grant of restricted stock units on January 21, 2010, with a closing price of $7.58. Restricted stock units vest fully at the end of each fiscal year served, yet may not be converted until six months following the cessation of service as a Director. As of December 31, 2010, Mr. Ozanne held 64,960 vested restricted stock units, Mr. Roof held 38,051 vested restricted stock units, and Mr. Leroy held 34,318 vested restricted stock units.

(3)	Mr. Olsson receives no compensation in connection with his services as a Director, but he is compensated in connection with his responsibilities as Chief Executive Officer and President as fully described herein.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Leroy, Dardani, and Roof served on our Compensation Committee. No member of the Compensation Committee is an officer or employee of RSC Holdings. Mr. Leroy and Mr. Roof are independent Board of Director members and Mr. Dardani is a Partner at Oak Hill. For information regarding relationships among RSC Holdings and Oak Hill and related entities, see “Certain Relationships and Related Party Transactions.”

During 2010, none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee and none of our executive officers served as a director of another entity, any of whose executive officers served on our Board of Directors.

ARTICLE III. AUDIT AND RISK COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A. REPORT OF THE AUDIT AND RISK COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit and Risk Committee has reviewed and discussed with management and KPMG LLP, the independent registered public accounting firm, the audited financial statements of RSC Holdings Inc. as of and for the year ended December 31, 2010.

The Audit and Risk Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Risk Committee has: (i) considered whether non-audit services provided by KPMG LLP are compatible with its independence; (ii) received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit and Risk Committee concerning independence, and (iii) discussed with KPMG LLP its independence.

Based on the reviews and discussions described above, the Audit and Risk Committee recommended to the Board of Directors of RSC Holdings that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

THE AUDIT AND RISK COMMITTEE

James H. Ozanne, Chair
Pierre E. Leroy
Donald C. Roof

      * The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing, unless specifically incorporated therein.

B. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Fees for services performed by KPMG LLP, our independent registered public accounting firm, during 2009 and 2010, were:

	2009	2010

Audit fees(1)	$1,562,300	1,281,400
Audit-related fees(2)	32,500	37,300
Tax fees(3)	40,000	5,500
All other fees	0	0

Total	$1,634,800	$1,324,200

(1)	Audit fees for 2010 were for services rendered in connection with the audit of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2010. Audit fees for 2010 also included fees for non-recurring services associated with the filing of our registration statement on Form S-4, which related to the exchange offer on our outstanding high-yield debt securities. Audit fees for 2009 were for services rendered in connection with the audit of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2009. Audit fees for 2009 also included $0.2 million of fees associated with the preparation of comfort letters issued in connection with our 2009 high-yield debt issuances, which consisted of a $400.0 million senior secured notes offering and a $200.0 million senior notes offering.

(2)	Audit-related fees for 2010 and 2009 were for services rendered in connection with the audits of our employee benefit plan and a debt covenant compliance review.

(3)	Tax fees for 2010 were for services rendered in connection with a review of our Canadian tax return. Tax fees for 2009 were for services rendered in connection with an analysis of our tax accounting methods.

Pre-approval Procedures

The Audit and Risk Committee has established procedures for the pre-approval of all audit and permitted non-audit related services provided by our independent registered public accounting firm. The procedures include, in part, that: (i) the Audit and Risk Committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (ii) the Audit and Risk Committee Chair has been delegated the authority to pre-approve any permitted non-audit services up to $25,000 per individual proposed service; (iii) the Audit and Risk Committee must pre-approve any permitted non-audit services that exceed $25,000 per individual proposed service; and (iv) at each regularly scheduled Audit and Risk Committee meeting: (a) the Chairman of the Audit and Risk Committee will review any services that were pre-approved since the last Audit and Risk Committee meeting; and (b) a review will be conducted of the services performed and fees paid since the last Audit and Risk Committee meeting. All fees described above were pre-approved by the Audit and Risk Committee.

C. PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011. Services provided by KPMG LLP in 2010, are described under “Independent Registered Public Accounting Firm Fees.” Additional information regarding the Audit and Risk Committee is provided in the Audit and Risk Committee Report on page 19.

KPMG LLP has audited our financial statements since 2003. Representatives of KPMG LLP will be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make such statements as they may desire.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance practice. If our stockholders fail to ratify the selection, the Audit and Risk Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Risk Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

ARTICLE IV. COMPENSATION COMMITTEE AND COMPENSATION DISCUSSION AND ANALYSIS

A. REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the RSC Holdings Inc. Annual Report on Form 10-K for the year ended December 31, 2010, and the Proxy Statement.

COMPENSATION COMMITTEE

Pierre E. Leroy, Chair
Edward Dardani
Donald C. Roof

* The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing, unless specifically incorporated therein.

B. COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis is intended to provide information regarding the compensation program of RSC Holdings for the named executive officers as it has been designed by the Compensation Committee. The named executive officers for 2010 include the Chief Executive Officer, Chief Financial Officer, and next three highest compensated executive officers. This report will discuss the structure and philosophy of the compensation program. In addition, it will detail the manner in which it was developed and continues to evolve, including the elements involved in the determination of executive compensation, and the reasons those elements are used in the compensation program.

Process

The compensation program is structured by the Compensation Committee. The Compensation Committee regularly reviews, refines, and approves all elements of the compensation program for the executive officers. In 2010, the Compensation Committee engaged Compensation Strategies, Inc. (“CSI”), to provide consultative advice on a range of relevant executive compensation topics, including the alignment of strategy through benchmarking and plan design, as well as the appropriate minimization of risk associated with the Company’s compensation program. In addition, the Chief Executive Officer provides the Compensation Committee with his analysis and recommendations on various elements of the compensation program. The Compensation Committee then makes recommendations on the compensation plans and structure to the full Board of Directors for its approval. Management then assists the Compensation Committee with the administration of the compensation program.

Compensation Philosophy

The compensation philosophy is based on the desire to attract, motivate, and retain highly-talented and qualified executives while rewarding the achievement of strategic goals that are aligned with the long-term interest of stockholders. This philosophy supports the need to attract and retain executive talent with specific skill sets, including industry expertise, leadership, team work, long-term strategic vision, and a customer-centric focus. The compensation philosophy is aligned with the desire to increase stockholder value through profitable growth and, as a result, a significant portion of management’s compensation should be at risk through performance-based incentive awards and equity-based compensation. This compensation program supports a results-driven culture, instilling in management the economic incentives of ownership and encouraging executives to focus on stockholder return.

Role of Compensation Consultant in Compensation Decisions

From time to time, the Compensation Committee engages a compensation consultant to conduct an assessment of the Company’s executive compensation program. In 2010, the Compensation Committee engaged CSI, an independent compensation consultant, to review and assess the Company’s executive compensation program. CSI’s objectives were to, among others: (a) review total direct compensation (i.e., base salary, annual cash performance bonus, equity incentive awards, and all other compensation) for the executive officers; (b) assess the competitiveness of the named executive officers’ individual pay components, as well as their total direct compensation; (c) evaluate the comparative peer group and make recommendations for revisions to the group as appropriate; and (d) appropriately minimize the risk associated with the Company’s compensation program. Total professional fees paid to CSI during 2010 for compensation consulting services requested by the Compensation Committee were approximately $366,000. Management does not utilize CSI for any consulting services.

CSI served as the Compensation Committee’s compensation consultant from 2009 through 2010, and reported directly to the Compensation Committee. The Compensation Committee established procedures that it considered adequate to ensure that CSI’s assessment was objective and not influenced by management. These procedures included a direct reporting relationship of CSI to the Compensation Committee. Please refer to “Compensation Elements” below for further discussion of CSI’s 2010 findings with respect to the competitiveness of the Company’s executive compensation program.

Compensation Elements

The four elements of the executive compensation program are: (1) annual base salary, (2) annual performance-based incentive, (3) long-term equity incentive compensation, and (4) benefits.

The compensation program is designed to measure and reward performance based on both short and long-term objectives. These elements of compensation, along with overall levels of compensation, are evaluated and may be adjusted every year. In 2010, as part of a continuing evaluation and enhancement of the overall compensation program, the Compensation Committee with the assistance of its compensation consultant, evaluated the components of the compensation program. Other relevant and pertinent data considered by the Compensation Committee on compensation related decisions may include issues such as business and individual performance, experience, labor market demands, retention, the relative scarcity of specialized talent, succession planning needs, the relevancy of job matches to proxy or survey comparators, business growth and strategic objectives, rewarding management based on the increase in stockholder value, market conditions, and good corporate stewardship in developing the annual compensation program. In consideration of these and other business, economic, and strategic factors, in conjunction with the foundational reference data achieved though peer and survey analytics, the Compensation Committee makes informed decisions appropriate to the competitive labor market and business requirements.

During 2010, the Compensation Committee engaged CSI to assist it with reviewing and evaluating the makeup of the peer group used to provide a benchmark for evaluating the competitiveness of the compensation program, compile statistical data and present recommendations. This evaluation included the Compensation Committee deciding to utilize a regression analysis, which normalizes the size of the company so the compensation data is more comparable. This enabled the Compensation Committee to consider a broader cross section of companies for our peer group, and resulted in changes to the peer group based on the independent experiential data accumulated by the members of the Compensation Committee. The companies added to our peer group below are identified by an “*”. The revised peer group is comprised of companies doing business in the rental leasing, and industrial sales and leasing sectors, or are companies against whom RSC competes for executive talent. The revised peer group is made up of the following companies:

Aircastle Limited*	Hertz Global Holdings, Inc.*
Avis Budget Group, Inc.*	McGrath Rent Corp*
Caterpillar, Inc.*	Mobile Mini, Inc.*
Cintas Corporation	Rent-A-Center, Inc.
Deere & Company*	Rush Enterprises, Inc.*
Dollar Thrifty Automotive Group, Inc.	Ryder System, Inc.*
G&K Services, Inc.*	TAL International Group, Inc.*
GATX Corporation	United Rentals, Inc.
H&E Equipment Services, Inc.	W.W. Grainger, Inc.*

The Compensation Committee uses the peer group in connection with many other data points, as referenced above. The median of all compensation elements of the peer group is a clear market reference point considered in context and relevancy to all other pertinent data. The Compensation Committee uses peer group data in conjunction with survey data provided by CSI to build individual executive pay portfolios for base pay, short-term incentives and long-term incentives. The data helps to inform the Compensation Committee in making pay-level determinations, pay delivery vehicle selection, and the appropriate pay mix.

The four elements of the compensation program are discussed in greater detail below:

1.	Annual Base Salary

Base salary is an essential element to attract and retain highly talented and qualified executives and to compensate them for services rendered. The base salaries earned by the named executive officers are set forth in the ‘Summary Compensation Table.’ The Board of Directors adjusted base salaries effective January 1, 2009. However, on February 27, 2009, in connection with the downturn in the economy and the Company’s focus on significantly reducing costs, the named executive officers volunteered to reduce their base salaries in 2009, Mr. Olsson by 20% for the full year, and the remaining named executive officers by 10% commencing on March 2, 2009, for the remainder of 2009, see ‘Employment Agreements’ for additional information. Effective January 1, 2010, the base salaries of Mr. Olsson and the named executive officers were returned to their pre-reduction levels. The following chart illustrates the culmination of the multi-year analysis by the Compensation Committee as it pertains to base salary, the 2009 reduction, and subsequent 2010 reinstatement of the base salaries of the named executive officers:

	Annualized Effective Base Salary
Name	1/1/2008	1/1/2009	3/2/2009(1)		1/1/2010	12/31/2010

Mr. Olsson	$550,000	$750,000	$600,000		$750,000	$750,000
Ms. Chiodo	197,950	230,000	230,000		230,000	365,000	(2)
Mr. Corsillo	—	—	—		—	450,000	(3)
Mr. Hobson	235,000	300,000	270,000	(4)	330,000	330,000
Mr. Ledlow	260,000	375,000	337,500		375,000	375,000
Mr. Mathieson(5)	400,000	400,000	360,000		400,000	—

(1)	Mr. Olsson’s base salary adjustment was retroactive to January 1, 2009. The reduction for all other named executive officers commenced March 2, 2009, for the remainder of 2009.

(2)	Ms. Chiodo was appointed interim Chief Financial Officer on April 1, 2010, and promoted to the position of Senior Vice President and Chief Financial Officer on October 1, 2010.

(3)	Mr. Corsillo was hired as Senior Vice President, Sales, Marketing and Corporate Operations in March 2010.

(4)	On June 7, 2009, the Compensation Committee agreed to increase the salary of Mr. Hobson due to his additional responsibilities as Senior Vice President of Operations to $330,000, subject to the 10% reduction in salary previously approved by the Board of Directors on February 27, 2009, resulting in a base salary of $297,000 from June 7, 2009, through December 31, 2009.

(5)	Mr. Mathieson joined the Company on January 2, 2008, and resigned as Senior Vice President and Chief Financial Officer on April 1, 2010.

2.	Annual Performance-Based Incentive

The annual performance-based incentive also plays an important role in attracting, motivating, and retaining the Company’s highly talented and qualified executives. In addition, the annual performance-based incentive is intended to align individual efforts to strengthen the business and drive stockholder value. To achieve these goals, in 2010 the Board of Directors approved the Key Employee Short-Term Incentive Compensation Plan, or STIP, whereby the Compensation Committee carefully selects performance targets and criteria each year, which are aligned with stockholder interests and hold the executive officers accountable for profitable and responsible growth. The STIP, which was approved by the stockholders in April 2010, is designed and administered in a manner intended to qualify incentive awards to our executive officers as “performance-based compensation” for purposes of 162(m) of the Internal Revenue Code. This is intended to allow the Company to fully deduct for federal income tax purposes the compensation paid under the STIP. The incentive targets and the performance metrics for each executive are determined by the Compensation Committee at the beginning of each fiscal year based on the executive’s position and responsibilities. The performance metrics may change from year to year in accordance with our objectives. In accordance with the SEC’s rules, the annual performance-based incentive is reported in the “Summary Compensation Table” under the column “Non-Equity Incentive Plan Compensation.”

2010 Fiscal Year

For 2010, the Compensation Committee established the annual performance based incentive criteria to be EBITDA and OROCE. EBITDA is defined as consolidated net income before net interest expense, income taxes, and depreciation and amortization. OROCE is defined as operating return on capital employed and is calculated by dividing operating income (excluding transaction costs, management fees, and amortization of intangibles) for the preceding twelve months by the average operating capital employed for the same period. For purposes of this calculation, average operating capital employed is considered to be all assets other than cash, deferred tax assets, hedging derivatives, goodwill, and intangibles, less all liabilities other than debt, hedging derivatives, and deferred tax liabilities.

The Compensation Committee established the following weightings and threshold, target, and maximum payout percentages for the performance goals. Payout amounts are based upon the actual eligible earnings of the executive officer for 2010. For each performance goal: Payout = Eligible Earnings x (Weighting x Percentage Achievement).

The following table illustrates the 2010 performance goals, actual results, and the weighting of each performance goal:

		(a)	(b)	(c)	(d)	(e)
		Threshold	Target	Maximum	Actual	Achievement
Performance Goals	Weight %	(50%)	(100%)	(200%)	Results	Percentage(2)

EBITDA(1)	50%	$354.6	$394.7	$434.6	$389.5	93.5%
OROCE	50%	3.3%	5.4%	7.5%	5.2%	95.2%

(1)	Dollars in millions.

(2)	For performance between Threshold and Target levels, or between Target and Maximum levels, the Achievement Percentage is determined linearly based on straight line interpolation between the targets based on the following formulas:

Threshold to Target: [((d)-(a)) x (Target %- Threshold %)] + Threshold % = (e)
                    [(b)-(a)]

Target to Maximum: [((d)-(b)) x (Maximum %- Target %)] + Target % = (e)
                    [(c)-(b)]

The following table illustrates the 2010 variable incentive amount earned by each executive, along with the threshold, target, and maximum percentage of earnings payable under the plan:

	Performance Level and % of
	Eligible Earnings Payable					(d)
		(a)		(b)	(c)	OROCE	(e)		(g)
	Threshold	Target	Maximum	EBITDA Achievement	EBITDA	Achievement	OROCE	(f)	Variable	Percent of
Executive	(50%)	(100%)	(200%)	Percentage	Weight	Percentage	Weight	Eligible Earnings	Incentive Amount(1)	Target(2)

Mr. Olsson	50%	100%	200%	93.5%	50%	95.2%	50%	$750,659	$708,247	94.35%
Ms. Chiodo	37.5%	75%	150%	93.5%	50%	95.2%	50%	283,192	156,394	94.35	%(3)
Mr. Corsillo	37.5%	75%	150%	93.5%	50%	95.2%	50%	363,461	257,194	94.35%
Mr. Hobson	37.5%	75%	150%	93.5%	50%	95.2%	50%	330,127	233,606	94.35%
Mr. Ledlow	37.5%	75%	150%	93.5%	50%	95.2%	50%	375,144	265,461	94.35%
Mr. Mathieson(4)	37.5%	75%	150%	93.5%	50%	95.2%	50%	0	0	0%

(1)	Calculated as: ((a) x (b) x (c) x (f)) + ((a) x (d) x (e) x (f))

(2)	Calculated as: (g)/((f) x (a))

(3)	The calculated amount for Ms. Chiodo includes a target of 50% of eligible earnings from January 1, 2010, through September 30, 2010, and 75% of eligible earnings upon her promotion to Chief Financial Officer on October 1, 2010.

(4)	Mr. Mathieson resigned as our Senior Vice President and Chief Financial Officer on April 1, 2010.

2011 Fiscal Year

For 2011, the Compensation Committee elected to remain consistent with the 2010 plan year design and established the annual performance based incentive criteria to be EBITDA and OROCE for the plan participants.

In the same manner as in 2010, the Compensation Committee established the following weightings and threshold, target, and maximum payout percentages for the performance goals. Payout amounts are based upon the actual eligible base eligible earnings of the executive officer for 2011. For each performance goal: Payout = Eligible Earnings x (Weighting x Percentage Achievement).

		Achievement (%)
		Threshold	Target	Maximum
Performance Goals	Weighting %	(1)	(2)	(3)

EBITDA	50	37.5/50	75/100	150/200
OROCE	50	37.5/50	75/100	150/200

(1)	The threshold percentage for Ms. Chiodo and Messrs. Ledlow, Corsillo, and Hobson is 37.5% and for Mr. Olsson, is at 50%.

(2)	The target percentage for Ms. Chiodo and Messrs. Ledlow, Corsillo, and Hobson is 75%, and for Mr. Olsson is at 100%.

(3)	The maximum bonus percentage for Ms. Chiodo and Messrs. Ledlow, Corsillo, and Hobson is 150%, and for Mr. Olsson is 200%.

3.	Long-Term Equity Incentive Compensation

Equity-based compensation is included in the compensation program to create long-term incentive compensation for our named executive officers. Long-term equity incentive compensation provides an incentive for the successful execution of the immediate and long-term business plan, to attract and retain key leaders, and to align management with the interest of increasing stockholder value. The program operates through the RSC Holdings Inc. Amended and Restated Stock Incentive Plan, or Stock Plan, which allows for the award of stock options, performance-based awards, stock appreciation rights, restricted stock, restricted stock units, deferred shares, and supplemental units.

The Compensation Committee completed a comprehensive review of the overall compensation program during 2010 and worked with CSI to finalize the design of an annual long-term equity-based incentive program (“LTI”) that was introduced in 2010. The LTI program involves grants of equity awards to key employees, including the named executive officers, to: (a) allow such employees to participate in the Company’s profitability and long-term growth based on performance and the meaningful creation of stockholder value; (b) maximize retention leverage; and (c) align such employees’ interests with those of the Company’s stockholders. The Compensation Committee structured this LTI with the desire to be heavily weighted towards rewarding performance and the meaningful creation of stockholder value, through performance-based restricted stock units (“PSUs”) and premium priced stock options (“Premium Options”). In addition the third component in the form of time-based restricted stock units (“RSUs”) is for retention purposes and alignment with stockholder interest. The plan includes equally-weighted awards of PSUs, RSUs and Premium Options.

On April 20, 2010, our Board of Directors approved the grant of 2010 Long-Term Incentive Equity Awards under the LTI to certain of our officers, including the Chief Executive Officer, the Chief Financial Officer and the other named executive officers, under our Amended and Restated Stock Incentive Plan. The 2010 Long-Term Incentive Equity Awards were granted in the forms of PSUs, RSUs, and Premium Options, as described below. The awards were determined based in part on an individual’s performance, their expected contribution to the company, the criticality of their function, and past equity grants. See the “Outstanding Equity Awards at December 31, 2010” table for additional information.

Performance-Based Restricted Stock Units (PSUs)

The Compensation Committee structured the LTI such that one third of the grants were PSUs, which are based on a 3-year cumulative EBITDA target, and is intended to reward sustained performance and the meaningful creation of stockholder value while aligning executive’s interests with that of our stockholders. The PSUs will vest and the related shares of our common stock will be issued (if at all) upon certification by our Compensation Committee of our actual EBITDA performance over our 2010-2012 fiscal years in relation to the EBITDA performance criteria approved by the Compensation Committee, subject to the executive’s continuous service with us through January 15, 2013. For such purposes, “EBITDA” means our consolidated net income before net interest expense, income taxes, and depreciation and amortization, as set forth in our annual reports on Form 10-K for the 3-year performance period.

The performance criteria require that we achieve a minimum 3-year cumulative EBITDA threshold before the PSUs vest in any number of units. If the initial performance threshold is not achieved, none of the PSUs will vest, and executives will forfeit the entire award. Once the initial performance threshold is met or exceeded, then 50% to 150% of the target number of PSUs may vest. The minimum vesting of 50% is based on the achievement of 90% of the 3-year cumulative EBITDA target, with maximum vesting of 150% reflective of 140% or greater achievement of the 3-year cumulative EBITDA target. The calculation of the applicable percentage of the target number of PSUs that will vest will depend on the level of actual EBITDA performance, with linear interpolation for achievement falling between the specified performance levels.

Time-Based Restricted Stock Units (RSUs)

The Compensation Committee structured another third of the LTI program with time-based RSUs for the purpose of aligning the executive’s interest with that of our stockholders as well as a tool for retaining our executive talent. The RSUs will become 100% vested on April 20, 2014 (the fourth anniversary of the grant date), contingent upon the executive’s continued service with us through such date. The RSUs may also earlier vest in whole or in part upon the executive’s termination of employment due to death, disability, retirement, or in the event of an involuntary termination without cause following a change in control event. The related shares of our common stock will be issued once the RSUs vest. If the RSUs do not vest, they will be forfeited and the related shares of our common stock will not be issued.

Premium Priced Stock Options (Premium Options)

The Compensation Committee structured the final third of the LTI with Premium Options for the purpose of directly rewarding executives when meaningful stockholder value is attained. The Premium Options will become 100% vested on April 20, 2014 (the fourth anniversary of the grant date), contingent upon the executive’s continued service with us through such date. The Premium Options may also vest earlier, in whole or in part, upon the executive’s termination of employment due to death, disability or retirement, or in the event of an involuntary termination without cause following a change of control event. The Premium Options are all non-qualified stock options to purchase shares of our common stock and have a maximum term of ten years. The Premium Options each have exercise prices that are greater than $7.93, the closing sales price of our common stock on the date of grant. The strike price for each third of the Premium Options was set at $10.00, $12.00, and $14.00 per share respectively. The strike prices for these Premium Options was established by the Compensation Committee as they considered multiple factors including desired future Company performance, the Company’s position in the current economic cycle, meaningful stock appreciation, and the need to motivate and drive exceptional leadership and executive performance.

In 2006, while still a private company, an equity investment and incentive program was established for the named executive officers and other officers employed with the Company at this time. This program sought to instill a true “ownership” culture in the Company’s senior management, where they viewed themselves as equity stakeholders in the Company’s business, with a significant personal financial stake in the long-term increase in stockholder value. The main elements of this program involved: (a) each officer making an investment in the shares of common stock of the Company in an amount that was, for each officer, a material personal investment; and (b) the grant of a significant number of options to purchase the common stock of RSC Holdings, subject to vesting over a five-year period with one-third of the options vesting based on continued employment and two-thirds of the options vesting based generally on the performance of RSC Holdings against pre-established financial targets. All options granted in 2006 have a term of ten years from the date of grant. Each year up to 20% of the performance-based options may vest as follows: 10% of the performance-based options will vest if 80% of the pre-determined performance targets are achieved with pro-rata vesting up to 20% if 100% of the pre-determined performance targets are achieved. Performance targets may be adjusted if the Company consummates a significant acquisition, disposition of assets, or other transaction that, in the judgment of the Compensation Committee, would impact the consolidated earnings of the Company. If performance targets are not achieved during any fiscal year, options that failed to vest as a result may still vest based on the achievement of the combined performance targets for the fiscal year the target was not achieved together with the following two fiscal years.

Financial performance targets are established annually by the Compensation Committee using a formula taking into account EBITDA and the level of debt of the Company. Each year up to 20% of the performance-based options may vest. For 2010, the Compensation Committee established the target goal based on the Company’s operating plan for the year. The target equity value of $495 million was determined by the following formula: EBITDA of $400 million, multiplied by 6.5, less target debt of $2,104.1 million. For 2010, we achieved, as concluded by the Compensation Committee, an actual equity value of $393.3 million, or 97.3% of target which correlates to 19.5% of the performance based options of the eligible named executive officers being vested for 2010. See the “Outstanding Equity Awards at December 31, 2010” table for additional information.

All option grants were non-qualified options with a per-share exercise price no less than the fair market value of one share of RSC Holdings common stock on the grant date. Under the terms of the Stock Plan, the Board of Directors or Compensation Committee may accelerate the vesting of any equity awards at any time. The following table describes the post-termination and change of control provisions to which options are generally subject; capitalized terms in the table are defined in the Stock Plan.

Event	Consequence

Termination of employment for Cause	All options, PSUs, and RSUs are cancelled immediately.
Termination of employment without Cause (except as a result of death or disability)	All unvested options, PSUs, and RSUs are cancelled immediately. All vested options generally remain exercisable through the earliest of the expiration of their term or 90 days following termination of employment (180 days if the termination is due to a retirement that occurs after normal retirement age).
Termination of employment as a result of death or disability	All unvested options will vest and generally remain exercisable through the earliest of the expiration of their term or 180 days following termination of employment. Unvested PSUs and RSUs vest in a prorated amount from the date of grant through the date of termination of employment.
Change in Control	In the event of a Change in Control, Section 10.1 of the Stock Plan provides that the vesting of all outstanding options will accelerate in full and such options be cancelled in exchange for a payment unless either (i) the option agreement provides for a different treatment or (ii) options with substantially equivalent terms and intrinsic value are substituted for existing options in place of the cancellation. The current form of option agreement applicable to outstanding options with performance-based vesting contains a provision that modifies the general rule described in the preceding sentence in the event the Change in Control results in the Sponsors receiving only cash for their equity in the Company. In such event, (y) the vesting of the performance-based options will accelerate on a pro rata basis between 50% to 100% accelerated vesting based on the Sponsors achieving specified actual cash return on their investment in the Company depending upon the year in which the Change in Control occurs, and (z) unless the Board of Directors determines otherwise, any portion of the performance-based options that remain unvested after the application of such vesting acceleration will be cancelled. As the provisions described in the preceding sentence only apply in the event of a Change in Control in which the Sponsors receive only cash for their investment in the Company, in a Change in Control in which the Sponsors receive some non-cash consideration for their investment in us, the general provisions of Section 10.1 of the Stock Plan will apply. In the event of a Change in Control PSUs and RSUs vest immediately, with PSUs vesting at 100% of target.

Generally, employees recognize ordinary income upon exercising options equal to the fair market value of the shares acquired on the date of exercise, minus the exercise price, and the Company will have a corresponding tax deduction at that time. RSUs generally result in employees recognizing ordinary income upon the vesting and distribution of RSUs equal to the fair market value of the common stock on the date of distribution of the RSUs. The Company may elect to withhold the tax obligations by retaining RSUs in the amount required to cover the tax obligation of the executive.

4.	Benefits

Health and welfare, life and disability insurance, and 401(k) retirement benefits are provided to the named executive officers and all eligible employees. Pension arrangements or post-retirement health coverage for the executives or employees are not provided. A Nonqualified Deferred Compensation Plan is offered to the named executive officers and certain other employees that allow each participant to contribute, on a pre-tax basis, a portion of their base and variable compensation. Matching contributions are not provided in relation to the Nonqualified Deferred Compensation Plan.

The compensation philosophy is based on the belief that perquisites for executive officers should be limited in scope and value, yet beneficial in a cost-effective manner to assist with the attraction and retention of senior executives. Accordingly, the Chief Executive Officer and other named executive officers are provided with an annual limited financial planning allowance of $5,000 and $2,500, respectively, via taxable reimbursements for financial planning services, including financial advice, estate planning, and tax preparation, which are focused on assisting such officers in achieving the highest value from their compensation package. In addition, the named executive officers also receive an automobile allowance of up to $14,400 annually, or use of a company car. In 2011, the Board of Directors also approved the reimbursement for annual physicals, which are required for our senior executive officers.

Impact of Tax and Accounting Considerations on Compensation Design

The Company’s compensation programs include consideration of the tax and accounting aspects of these programs. Principal among the tax considerations will be the potential impact of Section 162(m) of the Internal Revenue Code, which generally disallows an income tax deduction for public companies for compensation in excess of $1 million paid in any year to the Chief Executive Officer and to the three next most highly compensated executive officers (excluding the Chief Financial Officer), unless the amount in excess of $1 million is payable based solely upon the attainment of objective performance criteria.

Other tax considerations are factored into the design of the compensation programs, including compliance with the requirements of Section 409A of the Internal Revenue Code, which can impose additional taxes on participants in certain arrangements involving deferred compensation, and Sections 280G and 4999 of the Internal Revenue Code, which affect the deductibility of, and impose certain additional excise taxes on, respectively, certain payments that are made upon or in connection with a change of control.

Accounting considerations are also factored into the design of the compensation programs made available to the executive officers. Principal among these is FASB ASC Topic 718, which addresses the accounting treatment of certain share-based compensation.

C. EXECUTIVE COMPENSATION

The following table shows for the years ended December 31, 2008, 2009, and 2010 compensation awarded to, paid to, or earned by, the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of the Company during 2010.

Summary Compensation Table

									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary		Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)		(1)($)		(2)($)	(2)($)	(3)($)	(4)($)	($)		($)

Erik Olsson	2010	$750,659		$30,000		$1,276,730	$732,255	$708,247	—	$22,480	(5)	$3,520,371
President and Chief	2009	627,692	(6)	—		—	—	360,222	—	23,445	(7)	1,011,359
Executive Officer	2008	550,000		206,250		—	—	—	—	22,374	(8)	778,624
Patricia Chiodo	2010	$283,192		$60,000		$193,492	$185,347	$156,394	—	$18,642	(5)	$897,067
Senior Vice	2009	238,846	(6)	—		—	—	82,002	—	11,581	(7)	332,429
President and Chief	2008	203,065		—		—	—	87,826	—	11,054	(8)	301,945
Financial Officer(9)
Juan Corsillo	2010	$363,461		$15,402	(11)	$999,590	$1,285,724	$257,194	—	$67,438	(5)	$2,988,809
Senior Vice	2009	—		—		—	—	—	—	—		—
President, Sales,	2008	—		—		—	—	—	—	—		—
Marketing, and Corporate Operations (10)
Phillip H. Hobson	2010	$330,127		—		$452,010	$258,825	$233,606	—	$18,076	(5)	$1,292,644
Senior Vice	2009	299,731	(6)	25,164		—	—	125,821	—	23,676	(7)	474,392
President,	2008	234,910		88,125		—	148,642	—	—	22,464	(8)	494,141
Operations
David Ledlow	2010	$375,144		$10,000		$452,010	$258,825	$265,461	$165,035	$18,411	(5)	$1,544,886
Senior Vice	2009	354,154	(6)	15,073		—	—	150,734	(54,629)	18,933	(7)	484,265
President,	2008	260,000		97,500		—	—	—	(449,899)	19,897	(8)	(72,502)
Operations
David Mathieson	2010	$177,077		—		—	—	—	—	$10,893	(5)	$187,970
Former Senior Vice	2009	381,538	(6)	—		—	—	81,472	—	23,836	(7)	486,846
President and Chief	2008	398,904		372,981	(13)	—	$399,539	—	—	82,913	(8)	1,254,337
Financial Officer (12)

(1)	Consists of a discretionary bonus based on performance and not made pursuant to the Annual Incentive Plan.

(2)	The fair market value of the option or award as of the date of the grant pursuant to FASB ASC Topic 718, as described in Note 18 of the notes to consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 10, 2011.

(3)	Consists of amounts earned in the period referenced, based on the targets reached pursuant to our Annual Incentive Plan for the executive officers.

(4)	Represents total aggregate earnings under the Deferred Compensation Savings Plan, which are based upon investment results of participant selected phantom investment alternatives that track the actual performance of various market investments. The phantom investment alternatives available under our Deferred Compensation Savings Plan all track the performance of actual market investments and are similar to the investment alternatives offered under our 401(k) plan.

(5)	In 2010, consists of: car allowance for Mr. Olsson ($14,400), Ms. Chiodo ($10,800), Mr. Corsillo ($11,631), and Mr. Mathieson ($4,708); use of a company car for Mr. Hobson ($10,192) and Mr. Ledlow ($10,766); group term life for Mr. Olsson ($990), Ms. Chiodo ($673), Mr. Corsillo ($457), Mr. Hobson ($534), Mr. Ledlow ($1,416), and Mr. Mathieson ($873); matching 401(k) contributions for Mr. Olsson ($7,090), Ms. Chiodo ($7,169), Mr. Hobson ($7,350), Mr. Ledlow ($6,229), and Mr. Mathieson ($5,312); relocation for Mr. Corsillo ($55,350) and financial planning reimbursement for Mr. Olsson ($5,924).

(6)	In 2009, there were 27 pay dates instead of the standard 26 pay dates, resulting in additional compensation during 2009 compared to 2008.

(7)	In 2009, consists of: car allowance for Mr. Olsson ($14,954), Ms. Chiodo ($11,215), Mr. Hobson ($12,185), and Mr. Mathieson ($14,954),; use of a company car for Mr. Hobson ($1,188) and Mr. Ledlow ($11,376); group term life for Mr. Olsson ($1,047), Ms. Chiodo ($366), Mr. Hobson ($453), Mr. Ledlow ($1,248), and Mr. Mathieson ($2,685); matching 401(k) contributions for Mr. Olsson ($6,869), Mr. Hobson ($7,350), Mr. Ledlow ($6,309), and Mr. Mathieson ($6,197); and financial planning reimbursement for Messrs. Olsson ($575) and Hobson ($2,500).

(8)	In 2008, consists of: car allowance for Mr. Olsson ($13,292), Ms. Chiodo ($10,800), Mr. Hobson ($14,400), and Mr. Mathieson ($14,400); use of a company car for Mr. Olsson ($1,188) and Mr. Ledlow ($11,535); group term life for Mr. Olsson ($990), Ms. Chiodo ($254), Mr. Ledlow ($612), Mr. Hobson ($289), and Mr. Mathieson ($1,343),; matching 401(k) contributions for Mr. Olsson ($6,904), Mr. Hobson ($7,750), Mr. Ledlow ($7,750), and Mr. Mathieson ($5,904); gift card for Mr. Hobson ($25); and financial planning reimbursement for Mr. Mathieson ($2,168). In addition, in connection with Mr. Mathieson’s acceptance of employment with us, we paid approximately $59,098 in connection certain relocation expenses.

(9)	Ms. Chiodo was appointed interim Chief Financial Officer on April 1, 2010, and promoted to the position of Senior Vice President and Chief Financial Officer on October 1, 2010.

(10)	Mr. Corsillo was hired as our Senior Vice President, Sales, Marketing, and Corporate Operations effective March 15, 2010.

(11)	Consists of additional bonus calculated pursuant to Mr. Corsillo’s employment agreement.

(12)	Mr. Mathieson resigned as our Senior Vice President and Chief Financial Officer on April 1, 2010.

(13)	Includes a $300,000 signing bonus Mr. Mathieson received in January 2008, in connection with commencement of his employment.

Grants of Plan-Based Awards

The following table summarizes the awards made to the named executive officers under any plan in 2010.

D. STOCK AWARD GRANTS, EXERCISES AND PLANS

										All Other
									All Other	Option
									Stock	Awards:
									Awards:	Number of
									Number of	Securities	Exercise or	Grant Date
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Shares	Underlying	Base Price	Fair Value
			Equity Incentive Plan(1)			Equity Incentive Plan(2)			of Stock	Stock	of Option	of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	and Options
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards(3)

Erik Olsson			$375,000	$750,000	$1,500,000
	4/20/2010					42,600	85,200	127,800			$7.93	$675,636
	4/20/2010	(4)							75,800	—	$7.93	$601,094
	4/20/2010	(5)				—	—	—	—	56,300	$10.00	$260,134
	4/20/2010	(5)				—	—	—	—	56,300	$12.00	$243,295
	4/20/2010	(5)				—	—	—	—	56,300	$14.00	$228,826
Patricia Chiodo			$136,875	$273,750	$547,500
	4/20/2010					6,450	12,900	19,350			$7.93	$102,297
	4/20/2010	(4)							11,500	—	$7.93	$91,195
	4/20/2010	(5)				—	—	—	—	8,500	$10.00	$39,274
	4/20/2010	(5)				—	—	—	—	8,500	$12.00	$36,732
	4/20/2010	(5)				—	—	—	—	8,500	$14.00	$34,547
	4/19/2010	(6)				—	—	—	—	15,100	$7.87	$74,793
Juan Corsillo			$168,750	$337,500	$675,000
	4/20/2010					16,650	33,300	49,950			$7.93	$264,069
	4/20/2010	(4)							29,700	—	$7.93	$235,521
	4/20/2010	(5)				—	—	—	—	22,000	$10.00	$101,651
	4/20/2010	(5)				—	—	—	—	22,000	$12.00	$95,071
	4/20/2010	(5)				—	—	—	—	22,000	$14.00	$89,417
	3/15/2010	(7)				—	—	—	65,445	210,510	$7.64	$1,499,585
Phillip H. Hobson			$123,750	$247,500	$495,000
	4/20/2010					15,100	30,200	45,300			$7.93	$239,486
	4/20/2010	(4)							26,800	—	$7.93	$212,524
	4/20/2010	(5)				—	—	—	—	19,000	$10.00	$91,948
	4/20/2010	(5)				—	—	—	—	19,000	$12.00	$85,996
	4/20/2010	(5)				—	—	—	—	19,000	$14.00	$80,882
David Ledlow			$140,625	$281,250	$562,500
	4/20/2010					15,100	30,200	45,300			$7.93	$239,486
	4/20/2010	(4)							26,800	—	$7.93	$212,524
	4/20/2010	(5)				—	—	—	—	19,000	$10.00	$91,948
	4/20/2010	(5)				—	—	—	—	19,000	$12.00	$85,996
	4/20/2010	(5)				—	—	—	—	19,000	$14.00	$80,882
David Mathieson(8)	—		—	—	—	—	—	—	—	—	—	—

(1)	Represents the possible annual incentive plan payments for 2010. Annual incentive plan payments are awarded as a percentage of the named executive officer’s eligible earnings for 2010, and payment is based on actual eligible earnings for the time period in which the annual incentive payment was earned. The actual annual incentive plan payments for 2010 are set forth in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	The applicable number of PSU’s, based on interpolation, will vest and the related shares of our common stock will be issued (if at all) upon certification by the Company’s Compensation Committee of its actual EBITDA performance over the 2010-2012 fiscal years in relation to the EBITDA performance criteria approved by the Compensation Committee, subject to the executive’s continuous service with us through January 15, 2013. For such purposes, “EBITDA” means our consolidated net income before net interest expense, income taxes, and depreciation and amortization, as set forth in our annual reports on Form 10-K for the 3-year performance period.

(3)	Total fair value for all stock and option awards consists of PSU’s at target, in addition to all other time-based restricted stock units and stock options granted during 2010.

(4)	The RSU’s listed in this row will become 100% vested on April 20, 2014 (the fourth anniversary of the grant date), contingent upon the executive’s continued service with the Company through such date.

(5)	The Premium Options listed in this row have an exercise price of $10.00, $12.00, and $14.00, which was greater than the closing sales price of the Company’s common stock on the date of grant. The Premium Options will become 100% vested on April 20, 2014 (the fourth anniversary of the grant date), contingent upon the executive’s continued service with the Company through such date.

(6)	These service-based options will vest 100% on April 19, 2011, (one year from the anniversary of the grant date), contingent upon the executive’s continued service with the Company through such date on April 19, 2011.

(7)	These service-based options will vest over four years in equal installments from the anniversary of the grant date on March 15, 2014, contingent upon the executive’s continued service with the Company through such date.

(8)	Mr. Mathieson resigned as our Senior Vice President and Chief Financial Officer on April 1, 2010.

Outstanding Equity Awards at December 31, 2010

The following table summarizes the number of securities underlying the option awards for each named executive officer as of December 31, 2010.

Outstanding Equity Awards at December 31, 2010

	Option Awards						Stock Awards
			Equity
			Incentive						Market
	Number of		Plan Awards:						Value of
	Securities	Number of	Number				Number of		Shares or
	Underlying	Securities	of Securities				Shares or		Units of
	Unexercised	Underlying	Underlying				Units of		Stock That
	Options	Unexercised	Unexercised	Option	Option		Stock That		Have Not
	(#)	Options (#)	Unearned	Exercise	Expiration		Have Not		Yet Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date		Vested (#)		($)(1)

Erik Olsson	251,676	62,920		$6.52	12/4/2016	(2)	127,800	(3)	$1,244,772
	311,590		255,042	6.52	12/4/2016	(4)	75,800	(5)	$738,292
			56,300	10.00	4/20/2010	(6)
			56,300	12.00	4/20/2010	(6)
			56,300	14.00	4/20/2010	(6)
Patricia Chiodo	38,826	9,707		$6.52	12/4/2016	(2)	19,350	(3)	$188,469
	48,069		39,347	6.52	12/4/2016	(4)	11,500	(5)	$112,010
			8,500	10.00	4/20/2010	(6)
			8,500	12.00	4/20/2010	(6)
			8,500	14.00	4/20/2010	(6)
			15,100	7.87	4/19/2010	(7)
Juan Corsillo	—	—	22,000	10.00	4/20/2020	(6)	49,950	(3)	$486,513
			22,000	12.00	4/20/2010	(6)	29,700	(5)	$289,278
			22,000	14.00	4/20/2010	(6)	65,445	(8)	$637,434
			210,510	7.64	3/15/2010	(9)
Phillip H. Hobson	27,955	6,989		$6.52	12/4/2016	(2)	45,300	(3)	$441,222
	34,609		28,329	6.52	12/4/2016	(4)	26,800	(5)	$261,032
	17,500	17,500		10.28	2/19/2018	(10)
			56,300	10.00	4/20/2010	(6)
			56,300	12.00	4/20/2010	(6)
			56,300	14.00	4/20/2010	(6)
David Ledlow	112,394	28,099		$6.52	12/4/2016	(2)	45,300	(3)	$441,222
	139,149		113,898	6.52	12/4/2016	(4)	26,800	(5)	$261,032
			56,300	10.00	4/20/2010	(6)
			56,300	12.00	4/20/2010	(6)
			56,300	14.00	4/20/2010	(6)
David Mathieson(11)	—	—	—	—	—		—		—

(1)	Amount represents the closing price of our common stock on December 31, 2010, of $9.74 multiplied by the number of unvested shares.

(2)	These service-based options vest over five years in equal annual installments on December 4, 2007, 2008, 2009, 2010, and 2011.

(3)	Represents the performance-based units granted on April 20, 2010 at the potential maximum target.

(4)	In 2006, the grant of performance-based options to Mr. Olsson, Ms. Chiodo, and Mr. Ledlow, was 629,193, 97,068 and 280,985 shares respectively. These performance-based options have the potential to vest 20% each year, subject to catch-up vesting if applicable, based on RSC Holdings’ achievement of certain pre-determined performance goals, which vest after the completion of each year when the Audit and Risk Committee approves the year end audited financial statements. Based on the achievement of the pre-determined 2007 performance goals, 19.2% of these performance-based options vested in March 2008. Based on the pre-determined 2008 performance goals, 10.9% of the performance-based options vested in February 2009. Based on the achievement of the pre-determined 2009 performance goals, 0.0% of the performance based options vested in February 2010 and 0.8% of the 2007 carry forward shares were canceled. In addition to the information set forth in the table above and based on the achievement of the pre-determined 2010 performance goals, 19.5% of the performance based options vested in January 2011 and 0.5% of the 2008 carry forward shares were canceled.

(5)	These service-based restricted stock units will become 100% vested on April 20, 2014, which is the fourth anniversary of the grant date.

(6)	The premium options will become 100% vested on April 20, 2014, which is the fourth anniversary of the grant date.

(7)	These time-based options will become 100% vested on April 19, 2011, which is the one-year anniversary of the grant date.

(8)	These time-based restricted stock units will vest over four years in equal installments on each of the anniversaries of the grant date, which was March 15, 2010.

(9)	These time-based options will vest over four years in equal installments on each of the anniversaries of the grant date, which was March 15, 2010.

(10)	These time-based options will vest over four years in equal installments on each of the anniversaries of the grant date, which was February 19, 2008.

(11)	Mr. Mathieson resigned as our Senior Vice President and Chief Financial Officer on April 1, 2010.

Option Exercises and Stock Vested

During 2010, none of our named executive officers exercised any stock options or vested in any shares subject to stock awards.

Stock Ownership Guidelines

Effective beginning in fiscal 2010, the Compensation Committee approved stock ownership guidelines for executive officers in order to more closely align the interests of executives, including the named executive officers, with those of stockholders. The guidelines provide that each executive has five years from the later of (i) the date of hire; (ii) the date of promotion; or (iii) the date of the approval of ownership guidelines by the Compensation Committee within which to attain the ownership guidelines set for his or her position with a value at least equal to the following:

Ownership
Executive	Multiple

CEO	6.0 times
Senior VPs	3.0 times

Stock ownership includes shares owned outright and restricted stock units. If an executive does not meet his/her ownership requirement, the executive shall retain 100% of the after tax profit from equity awards until compliance is achieved. Once the target multiple is achieved, the executives are required to retain 25% of the net shares obtained when restricted stock units vest. The required retention period is one year following the distribution date.

Employment Agreements

The Company has entered into employment agreements with each of the named executive officers. Under the agreements, the named executive officers are entitled to base salary and variable compensation. The named executive officers also participate in the Company’s employee benefit and equity programs, and receive an annual car allowance (or in certain circumstances, use of a company car), and an annual tax and financial planning service allowance as more fully described in this Compensation Discussion and Analysis. The employment agreements with the named executive officers will continue in effect until terminated by either party and provide that if the employment of the executive is terminated without Cause or for Good Reason (as defined in the agreement), the executive will receive continued payment of base salary, a pro-rata bonus, and certain benefits for a three-year period for the Chief Executive Officer and two-year term for the other named executive officers. Please see “Potential Payments Upon Termination or Change in Control” for more specifics. The employment agreements also bind each named executive officer to confidentiality requirements, post-termination non-competition, and non-solicitation provisions.

In February 2009, Mr. Olsson and the named executive officers entered into amendments to their respective employment agreements. Under such amendments, Mr. Olsson volunteered to lower his base salary for 2009 by 20%, retroactive to January 1, 2009, and the remaining named executive officers each volunteered to lower their base salary by 10% for the remainder of 2009, effective March 2, 2009. Effective January 1, 2010, the base salaries of Mr. Olsson and the other named executive officers returned to their pre-reduction levels.

Pension Benefits

The Company does not sponsor any qualified or nonqualified defined benefit plans.

Nonqualified Deferred Compensation

The Company has two deferred compensation plans, one for pre-December 31, 2004 contributions and one that is for post December 31, 2004 contributions, which was approved by the Board of Directors on June 24, 2008, and is a 409A compliant plan for post January 1, 2005 contributions. Together these two plans are referred to as the DCSP. The DCSP allows eligible employees, including the named executive officers, with annual base salary of more than $120,000, to defer a portion of their salary, commission and/or bonus compensation on a pre-tax basis. Because the DCSP is not a tax-qualified plan, the amounts deferred are not subject to the limits imposed by a tax-qualified plan.

Under the DCSP, participants may annually elect to defer up to 50% of their salary and commission compensation and up to 100% of their annual performance-based compensation, including eligible bonuses. The minimum deferral is 2% of the participant’s base compensation. Elective deferrals of cash compensation are withheld from a participant’s paycheck and credited, as applicable, to a bookkeeping account established in the name of the participant. A participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon. The Company may also make discretionary contributions to participants’ accounts in the future, although it does not currently plan to do so. Discretionary contributions made by the Company in the future, if any, will vest according to the same vesting schedule found in the Company’s 401(k) plan. Amounts contributed to a participant’s account through elective deferrals, or through discretionary contributions, if any, are generally not subject to income tax and the Company does not receive a deduction until such amounts are distributed from the accounts.

Under the DCSP, the Company is obligated to deliver on a future date deferred compensation credited to the participant’s account, as adjusted for earnings and losses. A participant’s account is adjusted for any positive or negative investment results from phantom investment alternatives selected by the participant that are available under the DCSP, which track actual market investments and are similar to the investment alternatives offered under our 401(k) plan. A participant may make changes to selected phantom investments on a daily basis in accordance with rules established by the DCSP committee. Contributions made pursuant to the DCSP are unfunded, unsecured general obligations of the Company, subject to the claims of its creditors. The Company does not provide matching contributions to the deferrals an employee makes pursuant to the DCSP.

Amounts in a participant’s account will be payable in cash commencing upon the specified distribution date selected by the participant at the time of deferral. However, if a participant’s service with us terminates prior to the selected distribution date or dates, payments will commence as soon as practicable following termination of service. Payments will generally be distributed in the form of a lump sum payment. However, distributions may be made in up to ten annual installments in the event of the participant’s termination of service due to the participant’s disability, death or termination on or after attaining age 65, or upon attaining any combination of age plus years of service with the Company that equal 65, depending upon, if applicable, the form of distribution elected by a participant at the time of deferral. Any payments made to the specified employees that commence upon a termination of service will be delayed six months in accordance with the requirements of Section 409A of the Internal Revenue Code. In addition, in the event a participant suffers one or more specified unforeseeable emergencies, the DCSP committee may, in its sole discretion, accelerate the payment of the participant’s account. Payments scheduled to be made under the DCSP may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Internal Revenue Code.

The following table summarizes contributions, earnings, withdrawals, and balances, if any, with respect to the DCSP attributable to the named executive officers for 2010.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name(s)	($)	($)	($)	($)	($)

Erik Olsson	—	—	—	—	—
Patricia Chiodo	—	—	—	—	—
Juan Corsillo	—	—	—	—	—
Phillip H. Hobson	—	—	—	—	—
David Ledlow	—	—	$165,035	—	$1,078,812
David Mathieson	—	—	—	—	—

E. POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of the named executive officers is entitled to receive severance if they are terminated without Cause or for Good Reason. Under the terms of each of the employment agreements “Cause” is defined as: (a) the failure of the executive to implement or adhere to material policies, practices, or directives of the Company, including the Board of Directors; (b) conduct of a fraudulent or criminal nature; (c) any action of the executive that is outside the scope of his employment duties that results in material financial harm to the Company; (d) conduct that is in violation of any provision of the Employment Agreement or any other agreement between the Company and the executive; or (e) solely for purposes of death or disability. “Good Reason” means any of the following occurrences without the executive’s consent: (w) a material diminution in, or assignment of duties materially inconsistent with the executive’s position (including status, offices, titles, and reporting relationships); (x) a reduction in base salary that is not a part of an across the board reduction; (y) a relocation of the executive’s principal place of business to a location that is greater than 50 miles from its current location; or (z) the Company’s material breach of the executive’s employment agreement.

Under the terms of each of the employment agreements, assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason as of December 31, 2010, each named executive officer would be entitled to the following payments and benefits:

•	for Mr. Olsson, continuation of base salary for 36 months, for Ms. Chiodo and Mr. Corsillo, continuation of base salary for 18 months, and for Messrs. Ledlow and Hobson, continuation of base salary for 24 months, which will be paid out in accordance with the Company’s regular payroll practices;

•	pro-rata portion of variable compensation for the year of termination;

•	continued payment of the same proportion of medical and dental insurance premiums that was paid for by the Company prior to termination for the period in which the executive is to receive severance payments or until the executive is eligible to receive coverage from another employer;

•	continued life insurance coverage for the period in which the executive is to receive severance payments;

•	a payment equivalent to the amount of accelerated vesting under the 401(k) plan and/or other retirement/pension plan on the date of separation;

•	outplacement counseling and services; and

•	reasonable association fees related to the executive officer’s former duties during the period in which the executive officer is receiving severance payments.

The Company is not obligated to make any cash payments to these executives if their employment is terminated by the Company for Cause, or by the executive without Good Reason. No severance benefits are provided for any of the executive officers in the event of death or disability. The severance payments are contingent upon the executive continuing to comply with the confidentiality, non-compete, and non-solicitation covenants. The non-compete and non-solicitation covenants are for a period of 18 months for the Chief Executive Officer, 24 months for Ms. Chiodo and Mr. Corsillo, and 12 months for the other named executive officers.

The following table details the incremental compensation amounts provided to the named executive officers in the event of termination without Cause or for Good Reason or as a result of a change in control:

						Total
	Base	Variable	Broad-Based	Stock		Potential
Name	Salary	Compensation	Benefits	Award(1)	Outplacement	Value

Erik Olsson	$2,250,000	$750,000	$79,411	$2,586,130	$9,000	$5,674,541
Patricia Chiodo	547,500	273,750	47,541	423,844	9,000	1,301,635
Juan Corsillo	675,000	337,500	49,311	1,693,125	9,000	2,763,936
Phillip Hobson	660,000	247,500	52,090	668,904	9,000	1,637,494
David Ledlow	750,000	281,250	48,750	1,012,407	9,000	2,101,407
David Mathieson(2)	800,000	0	32,367	0	9,000	841,367

(1)	Upon termination as a result of a change in control the dollar amounts in this column reflect the accelerated vesting of all unvested stock options as of December 31, 2010, multiplied by our December 31, 2010, closing stock price of $9.74, as reported on the NYSE, minus the purchase price of the stock award. In the event of termination without Cause or for Good Reason, the named executive officers would not be entitled to accelerated vesting of unvested stock options and, therefore, would receive no compensation under this column.

(2)	Mr. Mathieson resigned as our Senior Vice President and Chief Financial Officer on April 1, 2010. In accordance with SEC rules, we are only providing information with respect to payments actually payable to Mr. Mathieson pursuant to his employment agreement as a result of his resignation from the Company.

F. PROPOSAL THREE

NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS FOR 2010

The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Company has designed its executive compensation program to attract, motivate, reward, and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. See “Compensation Discussion and Analysis” above.

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the proxy statement.”

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL THREE

G. PROPOSAL FOUR

NON-BINDING ADVISORY VOTE ON HOW OFTEN
WE WILL HAVE FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

The Company is presenting this proposal, which gives you as a stockholder the opportunity to inform the Company as to how often you wish the Company to include a “say-on-pay” proposal, similar to Proposal Three, in our proxy statement (a “say-on-frequency” vote). While this say on frequency vote is advisory in nature and, therefore, will not bind us to adopt any particular frequency, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in determining how frequently we will hold “say-on-pay” votes.

Please note that as a stockholder you have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every year, every other year, every third year, or to abstain from voting.

The Board of Directors values constructive dialogue on executive compensation and other important governance topics with our stockholders. The Board of Directors believes an advisory vote every year will provide an effective way to obtain information on stockholder sentiment about our executive compensation program by allowing adequate time for the Company to respond to stockholders’ feedback and engage with stockholders to understand and respond to the vote results.

Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors that the non-binding advisory vote on the compensation of the Company’s named executive officers (as set forth in Proposal Three) be held every year. For the purposes of the non-binding advisory vote on this Proposal Four, the Company will take into consideration the stockholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE “1 YEAR” ALTERNATIVE
AS SET OUT IN THE PROXY CARD

ARTICLE V. STOCK

A. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND OFFICERS

The following table sets forth information as of February 28, 2011, with respect to the ownership of the common stock of RSC Holdings by:

•	each person known by the Company to own beneficially more than 5% of its common stock;

•	each of the Directors;

•	each of the named executive officers in the “Summary Compensation Table” herein; and

•	all of the Company’s executive officers and Directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage of outstanding shares, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Subject to the foregoing, the percentage of beneficial ownership is based on 103,674,453 shares of RSC Holdings’ common stock outstanding as of February 28, 2011.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual and entity listed below is c/o RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

	Shares Beneficially Owned
	Number of
	Shares
	Issuable
	Pursuant	Number of
	to Options	Restricted
	Exercisable	Stock
	on or Before	Units
	April 29,	Beneficially
	2011	Owned	Total Beneficial
Name and Address of Beneficial Owner	Shares	Shares	Shares	%

OHCP II RSC LLC(1)	—	—	23,910,939	23.1%
OHCMP II RSC LLC(1)	—	—	2,155,540	2.1%
OHCP RSC COI LLC(1)	—	—	8,688,850	8.4%
Fairholme Capital Management, L.L.C(2)	—	—	14,638,600	14.1%
Wellington Management Co LLC(3)	—	—	5,907,867	5.7%
ACF(4)	—	—	5,584,259	5.4%
Erik Olsson	563,266	203,600	928,130	*
David Ledlow	251,543	72,100	415,600	*
Phillip H. Hobson	88,814	72,100	188,501	*
Patricia Chiodo	86,895	30,850	156,061	*
Juan Corsillo	—	145,095	145,095	*
James H. Ozanne(5)	—	73,031	73,031	*
Donald C. Roof(5)	—	65,336	65,336	*
Pierre E. Leroy(5)	—	57,603	57,603	*
Denis J. Nayden(6)	—	—	—	0.0%
J. Taylor Crandall(6)	—	—	—	0.0%
Edward Dardani(6)	—	—	—	0.0%
John R. Monsky(6)	—	—	—	0.0%
David Mathieson(7)	—	—	—	0.0%
All Directors and executive officers as a group (14 persons)(8)	1,173,458	819,115	2,380,697	2.3%

*	Less than 1%

(1)	Represents shares held by funds associated with Oak Hill Capital Management, LLC: (i) OHCP II RSC, LLC, whose sole member is Oak Hill Capital Partners II, L.P., whose general partner is OHCP GenPar II, L.P., whose general partner is OHCP MGP II, LLC; (ii) OHCMP II RSC, LLC, whose sole member is Oak Hill Capital Management Partners II, L.P, whose general partner is OHCP GenPar II, L.P., whose general partner is OHCP MGP II, LLC; and (iii) OHCP II RSC COI, LLC, who managing member is OHCP GenPar II, L.P., whose general partner is OHCP MGP II, L.L.C. J. Taylor Crandall, John Fant, Steve Gruber, Greg Kent, Kevin G. Levy, Denis Nayden, Ray Pinson, and Mark A. Wolfson, as managers of OHCP MGP II, LLC, may be deemed to share beneficial ownership of the shares shown as beneficially owned by OHCP II RSC, LLC, OHCMP II RSC, LLC, and OHCP II RSC COI, LLC. Such persons disclaim such beneficial ownership.

(2)	Based upon a Schedule 13G filed by Fairholme Capital Management, L.L.C. on February 14, 2011, in which 14,638,600 shares of common stock are owned, in the aggregate, by Bruce Berkowitz and various investment vehicles managed by Fairholme Capital Management, L.L.C., of which 10,223,900 shares are owned by Fairholme Funds, Inc. Fairholme Capital Management, L.L.C. and Bruce Berkowitz reported that they had share voting power over 12,224,800 of such shares and Fairholme funds, Inc. reported that it had shared voting power and shared dispositive power over 10,223,900 of such shares as of December 31, 2010. The address for Fairholme Capital Management, L.L.C., Bruce Berkowitz, and Fairholme Fund, Inc., is 4400 Biscayne Boulevard 9th Floor, Miami, FL 33137.

(3)	Based upon a Schedule 13G filed by Wellington Management Company, LLP. on February 14, 2011, in which Wellington Management Company, LLP., reported that they had shared voting power over 4,791,622 of such shares and shared dispositive power over 5,907,867 of such shares as of December 31, 2010. The address for Wellington Management Company, LLP, is 280 Congress Street, Boston, MA 02210.

(4)	Based upon information provided to the Company by Atlas Copco Finance S.a.r.l., as of February 25, 2011. Atlas Copco Finance S.a.r.l. has shared voting and sole dispositive power over 5,584,259. The address for Atlas Copco Finance S.a.r.l is 16, Avenue Pasteur, L-2310 Luxembourg.

(5)	Restricted stock units vest fully at the end of each fiscal year served, yet may not be converted until six months following the cessation of service as a Director. The amounts stated above for Messrs. Leroy, Roof, and Ozanne include 11,285 of restricted stock units that will vest on December 31, 2011. In addition, the amount stated above for the Lead Independent Director, Mr. Ozanne, includes 8,071 of restricted stock units granted on January 26, 2011, which vest on December 31, 2011.

(6)	Does not include shares of common stock held by OHCP II RSC, LLC, OHCMP II RSC, LLC, and OHCP II RSC COI, LLC, funds associated with Oak Hill Capital Management, LLC. Messrs. Nayden, Crandall, Dardani, and Monsky are Directors of RSC Holdings and RSC and executives of Oak Hill Capital Management, LLC. Such persons disclaim beneficial ownership of the shares held by OHCP II RSC, LLC, OHCMP II RSC, LLC, and OHCP II RSC COI, LLC.

(7)	Mr. Mathieson resigned as our Senior Vice President and Chief Financial Officer on April 1, 2010.

(8)	Includes shares held and stock options and restricted stock units which are currently exercisable or which will become exercisable on or before April 29, 2011, for our Directors and executive officers.

B. SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the reports filed by our Directors, executive officers, and beneficial holders of 10% or more of the Company’s common stock, and upon representations from those persons, all reports required to be filed by such persons and entities during 2010 were filed on time except for Mr. Ozanne who filed one Form 4 non-timely to report one reportable event, and Mr. Mark Krivoruchka, our Senior Vice President, Human Resources, who was hired in March 2010, and filed one Form 3 and one Form 4 non-timely to report one reportable event in connection with his commencement of employment with the Company.

ARTICLE VI. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy

The Audit and Risk Committee is responsible for the review, approval, or ratification of “related-person transactions” between us and our related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of RSC Holdings since the beginning of the last fiscal year and their immediate family members. Transactions involving related persons are reviewed by RSC Holdings’ Audit and Risk Committee. The internal disclosure committee determines whether a related person could have a significant interest in such a transaction and any such transaction is forwarded to the Audit and Risk Committee for review. The Audit and Risk Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Pursuant to the Code of Business Conduct and Ethics adopted by our Board of Directors, any member of our Board of Directors who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Office of the General Counsel and the Nominating and Corporate Governance Committee as promptly as practicable. That Director should not participate in any decision by our Board of Directors, or any committee of our Board of Directors, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Nominating and Corporate Governance Committee or the Board of Directors. The following is a description of certain relationships and transactions that we have entered into with our related persons.

Stockholders Agreement;

In connection with the recapitalization in November 2006, RSC Holdings entered into the Stockholders Agreement with ACF, Oak Hill, and Ripplewood. In January 2011, Ripplewood’s ownership dropped below 4 million shares of common stock of RSC Holdings and pursuant to the terms and conditions of the Stockholders Agreement, Ripplewood is no longer a party thereto.

The Stockholders Agreement grants to each of Oak Hill and ACF, so long as each such entity holds at least 5% of the total shares of common stock outstanding at such time, the right, subject to certain limitations, to cause RSC Holdings, at its own expense, to use its best efforts to register such securities held by such entity for public resale. The exercise of this right is not limited to a certain number of requests. In the event RSC Holdings registers any of its common stock, each stockholder of RSC Holdings has the right to require RSC Holdings to use its best efforts to include shares of common stock of RSC Holdings held by it, subject to certain limitations, including as determined by the underwriters. The Stockholders Agreement also provides for RSC Holdings to indemnify the stockholders party to that agreement and their affiliates in connection with the registration of RSC Holdings’ securities.

Transaction and Indemnification Agreements

In connection with our initial public offering, we entered into the Cost Reimbursement Agreement with Oak Hill and Ripplewood, pursuant to which we reimbursed them for expenses incurred in connection with certain advisory and other services. The Cost Reimbursement Agreement does not limit expense amounts subject to reimbursement. In 2010, RSC Holdings did not reimburse Oak Hill or Ripplewood for any expenses.

In connection with the recapitalization, RSC Holdings and RSC also entered into an Indemnification Agreement with Oak Hill, Ripplewood, and ACF, pursuant to which RSC Holdings and RSC will indemnify Oak Hill, Ripplewood, and ACF, and their respective affiliates, directors, officers, partners, members, employees, agents, advisors, representatives, and controlling persons, against certain liabilities arising out of the recapitalization or the performance of the Monitoring Agreement and certain other claims and liabilities. In connection with RSC Holdings’ IPO, RSC Holdings entered into indemnification agreements with each of our Directors and its executive officers. The Indemnification Agreement provides the Directors and executive officers with contractual rights for indemnification and expense advancement rights provided under our By-Laws.

Agreements and Relationships with ACAB

We purchased and rented equipment from affiliates of ACAB of approximately $21.9 million in 2008, $14.5 million in 2009, and $46.4 million in 2010, and certain affiliates of ACAB are participants in the equipment rental industry.

ARTICLE VII. OTHER MATTERS
OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting of Stockholders. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If the chairman of the meeting determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting and the business will not be conducted.

ANNUAL REPORT FOR 2010

Our annual report for 2010, which includes our Annual Report on Form 10-K for the year ended December 31, 2010, is being furnished concurrently with this Proxy Statement. These materials do not form part of the material for the solicitation of proxies. A copy of RSC Holdings’ Annual Report to the SEC on Form 10-K for the year ended December 31, 2010, is available without charge on the “About Us — Investors — SEC Filings” portion of our website located at www.RSCrental.com, or upon request in writing to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

By Order of the Board of Directors

/s/  Kevin J. Groman
Kevin J. Groman
Senior Vice President, General Counsel and
Corporate Secretary

Scottsdale, Arizona
March 16, 2011

RSC HOLDINGS INC. 6929 EAST GREENWAY PARKWAY SUITE 200 SCOTTSDALE, AZ 85254

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M32367-P07118	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RSC HOLDINGS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees:
01) Pierre E. Leroy 02) John R. Monsky 03) Donald C. Roof

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm, for our year ending December 31, 2011.		☐	☐	☐

3.	To approve, by a non-binding advisory vote, the compensation of our named executive officers for 2010.		☐	☐	☐

The Board of Directors recommends you vote for “1 Year” on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	To recommend, by a non-binding advisory vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M32368-P07118
RSC HOLDINGS INC.
Annual Meeting of Stockholders
This proxy is solicited by the Board of Directors
The undersigned hereby appoint(s) Erik Olsson and Kevin J. Groman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RSC HOLDINGS INC., a Delaware corporation, that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM local time, on April 20, 2011, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Westin Kierland Resort, 6902 East Greenway Parkway, Scottsdale, Arizona 85254. We intend to mail this Proxy Card on or about March 16, 2011, to all stockholders entitled to vote at the Annual Meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side